                                                                   Exhibit 10(d)


                                                                  EXECUTION COPY


                            ASSET PURCHASE AGREEMENT


                                     between

                                   ARMKEL, LLC

                                       and

                              CARTER-WALLACE, INC.







                             Dated as of May 7, 2001








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                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                   Definitions

1.2  Interpretation...........................................................15
1.3  Knowledge................................................................15

                                   ARTICLE II

                                     Assets

2.1  Purchased Assets.........................................................15
2.2  Excluded Assets..........................................................18

                                   ARTICLE III

                                   Liabilities

3.1  Assumed Liabilities......................................................19
3.2  Excluded Liabilities.....................................................21

                                   ARTICLE IV

                           Consideration for Transfer

4.1  Purchase Price...........................................................22
4.2  Allocation of Purchase Price.............................................23
4.3  Domestic Net Working Capital Adjustment..................................23

                                    ARTICLE V

                                     Closing

5.1  Purchase and Sale; Assumption and Acceptance.............................26
5.2  Closing Date.............................................................26
5.3  Delivery and Payment by Buyer............................................26
5.4  Deliveries by the Company................................................27
5.5  Notices of Sale..........................................................28




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                                   ARTICLE VI

                  Representations and Warranties of the Company

6.1  Organization, Good Standing and Qualification;
       Title to Transferred Subsidiaries......................................29
6.2  Corporate Authority; Stockholder Approval................................30
6.3  Governmental Filings; No Violations......................................30
6.4  Business Contracts.......................................................31
6.5  Company Reports; Audited Financial Statements;
       Interim Financial Statements...........................................32
6.6  Absence of Certain Changes...............................................34
6.7  Employee Benefits........................................................35
6.8  Litigation and Liabilities...............................................37
6.9  Compliance with Laws; Permits............................................37
6.10  Environmental Matters...................................................38
6.11  Labor Matters...........................................................39
6.12  Insurance...............................................................39
6.13  Title to Tangible Personal Property.....................................39
6.14  Title to Owned and Leased Real Properties;
        Absence of Encumbrances...............................................40
6.15  Adequacy and Sufficiency of Purchased Assets............................40
6.16  Intellectual Property...................................................41
6.17  Brokers and Finders.....................................................42
6.18  Taxes...................................................................42

                                   ARTICLE VII

                     Representations and Warranties of Buyer

7.1  Organization, Good Standing and Qualification............................45
7.2  Corporate Authority......................................................45
7.3  Governmental Filings; No Violations......................................45
7.4  Funds....................................................................46
7.5  Ownership of Shares......................................................47

                                  ARTICLE VIII

                                Certain Covenants

8.1  Interim Operations.......................................................47
8.2  Access...................................................................52
8.3  Stockholder Approval.....................................................53
8.4  Proxy Statement..........................................................53
8.5  Filings; Other Actions; Notification.....................................54
8.6  Equitable Assignment.....................................................57
8.7  Complete Financial Statements............................................58



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8.8   Intercompany Accounts...................................................60
8.9   Publicity...............................................................61
8.10  No Solicitation and No Hiring...........................................61
8.11  Acquisition Proposals...................................................61
8.12  Timing of Closing.......................................................66
8.13  Insurance...............................................................67
8.14  Sofibel S.A.R.L. Conversion.............................................67
8.15  Carter-Horner Taxes.....................................................67

                                   ARTICLE IX

                             Employees and Benefits

9.1   Employees and Service Crediting.........................................67
9.2   Transitional Employment Matters.........................................77
9.3   Other Employee Matters..................................................77

                                    ARTICLE X

                                   Conditions

10.1  Conditions to Each Party's Obligations..................................78
10.2  Conditions to Obligations of Buyer......................................79
10.3  Conditions to Obligations of the Company................................80

                                   ARTICLE XI

                                   Termination

11.1  Termination by Mutual Consent...........................................81
11.2  Termination by Either Buyer or the Company..............................81
11.3  Termination by the Company..............................................82
11.4  Termination by Buyer....................................................83
11.5  Effect of Termination and Abandonment...................................84
11.6  Return of Information...................................................85

                                   ARTICLE XII

                            Miscellaneous and General

12.1  Survival................................................................86
12.2  Expenses................................................................86
12.3  Modification or Amendment...............................................87
12.4  Waiver of Conditions....................................................87
12.5  Counterparts............................................................87
12.6  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL...........................87
12.7  Notices.................................................................88



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12.8   Entire Agreement; NO OTHER REPRESENTATIONS.............................90
12.9   Severability...........................................................91
12.10  Assignment.............................................................91
12.11  No Third-Party Beneficiary Rights......................................92
12.12  Bulk Transfers.........................................................92
12.13  Further Assurances.....................................................92
12.14  Enforcement............................................................92




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                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT, dated as of May 7, 2001 (this "Agreement") by and between Armkel, LLC ("Buyer"), and Carter-Wallace, Inc., (the "Company" and, collectively with Buyer, the "Parties").

                                    RECITALS

         WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company, CPI Development Corporation, a Delaware corporation ("CPI"), MCC Acquisition Holdings Corporation, a Delaware corporation ("Parent"), MCC Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Company Merger Sub"), and MCC Acquisition Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("CPI Merger Sub"), have executed and delivered an Agreement and Plan of Merger, dated as of May 7, 2001 (including the exhibits, schedules and annexes thereto, and as it and they may hereafter be modified or amended in accordance with
Section 8.12(b), the "Merger Agreement"), providing for, among other things, the merger of CPI Merger Sub with and into CPI (the "CPI Merger") and the merger of Company Merger Sub with and into the Company (the "Company Merger" and, collectively with the CPI Merger, the "Mergers"); and

         WHEREAS, the Company and its Subsidiaries (as hereinafter defined) are engaged in the formulation, development, manufacture, sale and distribution of certain consumer and personal care products, including anti-perspirants and deodorants, condoms, at-home pregnancy and ovulation test kits, depilatories, tooth whitening and similar oral hygiene products, skin care products, non-prescription medication and various pet products and the business and operations associated with the Segregated Assets and Liabilities, as hereinafter defined (all such businesses and operations, collectively with the predecessor operations and discontinued operations of such businesses and operations, the "Business"); and

         WHEREAS,(i) the Company and its Subsidiaries desire to sell, transfer and assign to Buyer, and Buyer desires to purchase from the Company and its Subsidiaries, in each case immediately prior to the effective time of the CPI Merger, the Purchased Assets (as hereinafter defined), and (ii) the Company and its Subsidiaries desire to assign and transfer to Buyer, and Buyer desires to accept and assume, in each case immediately prior to the effective time of the CPI Merger, the Assumed Liabilities (as hereinafter defined), all on the terms and subject to the conditions set forth in this Agreement (such sales, transfers, assignments, purchases, acceptances and assumptions collectively, the "Purchase"); and

         WHEREAS, the Board of Directors of the Company has by resolution approved a memorandum of understanding (the "Memorandum of Understanding") with CPI, Parent, Company Merger Sub, CPI Merger Sub and Buyer with respect to and substantially consistent with the Purchase, the Mergers and the other transactions contemplated by this Agreement and the Merger Agreement; and

         WHEREAS, contemporaneously with the execution and delivery of this Agreement, CPI, Parent and Buyer are executing and delivering a Voting Agreement providing for certain matters relating to the Purchase (the "Voting Agreement") and certain stockholders of CPI, Parent and Buyer are executing and delivering a Voting Agreement providing for certain matters relating to the Purchase; and

         WHEREAS, contemporaneously with the execution and delivery of this Agreement, Church & Dwight Co., Inc. ("Strategic Buyer") and Buyer are executing and delivering a Product Line Purchase Agreement (the "Product Line Purchase Agreement") providing for certain matters relating to the Purchase.

         NOW, THEREFORE, in consideration of the premises, and the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

                                   ARTICLE I

                                  Definitions

         1.1 General Terms. For purposes of this Agreement, the following terms have the meanings hereinafter indicated:

         "Acquisition Proposal" has the meaning specified in Section 8.11.



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         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person as of the time of determination.

         "Agreement" has the meaning specified in the Preamble.

         "Ancillary Agreements" means the Bill of Sale, the Company Name Trademark License Agreement, the Cranbury Lease, the Decatur Manufacturing Agreement, the Indemnification Agreement, the Insurance Claims Agreement, the Patent License Agreement and the Transition Services Agreement.

         "Arrangements" has the meaning specified in Section 7.4.

         "Assumed Liabilities" has the meaning specified in Section 3.1.

         "Assumed Pension Plan" has the meaning specified in Section 6.7(c).

         "Audit Date" has the meaning specified in Section 6.5(a).

         "Audited Financial Statements" means, collectively, the audited combined balance sheet as of March 31, 2000, and the audited combined statement of earnings as of March 31, 1999 and 2000 of the Purchased Assets and the Assumed Liabilities (excluding the Segregated Assets and Liabilities), in each case including the notes thereto, all included in Section 1.1(a) of the Disclosure Letter.

         "Available Employee" means each current Employee as of the date of this Agreement, plus those added in accordance with Section 9.1(b), but excluding (i) such Employees who retire (under the terms of the applicable qualified defined benefit pension plan) or die prior to the Closing Date, (ii) the Employees of the Transferred Subsidiaries and (iii) the Transition Employees listed on
Section 6.7(b)(2) of the Disclosure Letter.

         "Bankruptcy and Equity Exception" has the meaning specified in Section 6.2.




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         "Base Net Working Capital" has the meaning specified in Section 4.3(a).

         "Bill of Sale" means the Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit A.

         "Business" has the meaning specified in the Recitals.

         "Business Acquisition Proposal" has the meaning specified in Section 8.11(a).

         "Business Contracts" has the meaning specified in Section 6.4.

         "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in The City of New York are authorized or obligated by any Law or executive order to close.

         "Business Patents" means the patents described on Section 1.1(b) of the Disclosure Letter.

         "Business-Related Intellectual Property" means, collectively, (i) the Business Patents, (ii) the Business Trademarks and (iii) all other Intellectual Property (other than any Patents and Trademarks and Excluded Assets) in which the Company or its Subsidiaries has any right, title or interest in or to, and that relate primarily to the Business, including in all such cases any goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under any Law.

         "Business Trademarks" means the trademarks described on Section 1.1(c) of the Disclosure Letter.

         "Buyer" has the meaning specified in the Preamble.

         "Buyer Savings Plan" has the meaning specified in Section 9.1(h)(i).

         "Carter-Horner Retained Cash Amount" has the meaning specified in
Section 2.1(m).


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         "Claims" has the meaning specified in Section 6.8.

         "Closing" means the completion of the Purchase and the payment of the Purchase Price.

         "Closing Agreement" has the meaning specified in Section 8.12(a).

         "Closing Date" has the meaning specified in Section 5.2.

         "COBRA" means Section 4980B of the Code and Title 6 of ERISA.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning specified in the Preamble.

         "Company Acquisition Proposal" has the meaning specified in Section 8.11(a).

         "Company Merger" has the meaning specified in the Recitals.

         "Company Merger Certificate" has the meaning specified in Section 1.5 of the Merger Agreement.

         "Company Merger Sub" has the meaning specified in the Recitals.

         "Company Name Trademark License Agreement" means the Consumer Products Transitional Trademark License Agreement in the form attached hereto as Exhibit B.

         "Company Reports" has the meaning specified in Section 6.5(a).

         "Company Requisite Vote" has the meaning specified in Section 6.2.

         "Company Savings Plan" has the meaning specified in Section 9.1(h)(ii).

         "Company Shares" means, collectively, the outstanding shares of Common Stock, par value $1.00 per




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



share, of the Company and the outstanding shares of Class B Common Stock, par value $1.00 per share, of the Company.

         "Compensation and Benefit Plans" means bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, deferred and restricted stock, stock option, employment, termination, severance, compensation, life insurance, medical, health or other employee plans, agreements, policies or arrangements that cover United States-based Employees and current or former directors of the Company.

         "Confidentiality Agreements" means, collectively, the Confidentiality Agreement, dated July 6, 2000, between Strategic Buyer and J.P. Morgan Securities Inc., as agent on behalf of the Company and the Confidentiality Agreement, dated August 7, 2000, between Kelso & Company LP and J.P. Morgan Securities Inc., as agent on behalf of the Company.

         "Contracts" has the meaning specified in Section 2.1(h).

         "Control", when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, and the terms "controlling", "controlled by" and "under common control with" have correlative meanings.

         "Covered Retiree" has the meaning specified in Section 3.1(g).

         "CPI" has the meaning specified in the Recitals.

         "CPI Merger" has the meaning specified in the Recitals.

         "CPI Merger Sub" has the meaning specified in the Recitals.

         "Cranbury Lease" means the Cranbury Facilities Sharing Agreement and Lease in the form attached hereto as Exhibit C.

         "CSA" has the meaning specified in Section 6.9(b).



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         "Decatur Manufacturing Agreement" means the Decatur Manufacturing
Agreement in the form attached hereto as Exhibit D.

         "Delayed Consents" has the meaning specified in Section 8.6.

         "Disclosure Letter" means that certain disclosure letter which was delivered to Buyer by the Company on or prior to entering into this Agreement and which states that it is the disclosure letter referred to in this Agreement.

         "Employees" means the Company's and its Subsidiaries' current or former employees who are or were primarily employed in the Business.

         "Encumbrance" means any lien, charge, mortgage, pledge, security interest, restriction on transfer or encumbrance of any sort.

         "Environmental Law" means any applicable Law, including common law, governing (i) the protection of human health (as it relates to Hazardous Substances) or the environment, (including air, water, soil and natural resources) or (ii) the treatment, use, storage, handling, release or disposal of Hazardous Substances, or (iii) the exposure of Persons to Hazardous Substances, in each case as presently in effect.

         "Equity Arrangements" has the meaning specified in Section 7.4.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.

         "Estimated Closing Debt" has the meaning specified in Section 4.1(b).

         "Exchange Act" has the meaning specified in Section 6.3(a).



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         "Excluded Assets" has the meaning specified in Section 2.2.

         "Excluded Liabilities" has the meaning specified in Section 3.2.

         "FDCA" has the meaning specified in Section 6.9(b).

         "Final Determination Date" has the meaning specified in Section 4.3(c).

         "Financing Arrangements" has the meaning specified in Section 7.4.

         "FIRPTA Certificate" has the meaning specified in Section 5.4(f).

         "Fund Agreement" shall mean the fund agreement referred to in the Shareholder Indemnification Agreement.

         "GAAP" has the meaning specified in Section 6.5(a).

         "Government Antitrust Entity" means any Governmental Entity with jurisdiction over enforcement of any applicable antitrust laws.

         "Governmental Entity" means any federal, state, local or foreign governmental or regulatory authority, agency, commission, body or other governmental entity.

         "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, or the presence of which poses a hazard to the health or safety of Persons, including petroleum and any derivatives or by-products thereof.

         "Healthcare Acquisition Proposal" has the meaning specified in Section 8.11.

         "Healthcare Business" has the meaning specified in Section 8.11.

         "HSR Act" has the meaning specified in Section 6.3(a).


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



         "Indemnification Agreement" means the Indemnification Agreement in the form attached hereto as Exhibit E.

         "Independent Accounting Firm" has the meaning specified in Section 4.3(c).

         "Infringement" has the meaning specified in Section 3.1(c).

         "Injunctive Action" has the meaning specified in Section 10.2(d).

         "Insurance Claims Agreement" means the Insurance Claims Agreement in the form attached hereto as Exhibit F.

         "Intellectual Property" means, collectively, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, domain names, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials.

         "Interim Financial Statements" means, collectively, the unaudited combined balance sheet as of December 31, 2000 and the unaudited combined statement of earnings of the Purchased Assets and the Assumed Liabilities (excluding the Segregated Assets and Liabilities) as of the nine months ended December 31, 2000, in each case including any notes thereto, all included in
Section 1.1(d) of the Disclosure Letter.

         "International Compensation and Benefit Plans" means bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, life insurance, medical, health or other employee plans, agreements, policies or arrangements that are maintained by or contributed to by the Transferred Subsidiaries and/or their subsidiaries or that otherwise cover non-U.S. based employees.

         "IRS" has the meaning specified in Section 6.7(c).

         "Laws" has the meaning specified in Section 6.9.



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



         "Leased Real Property" means real property which is leased by a third party to the Company or its Subsidiaries and set forth on Section 6.14 of the Disclosure Letter.

         "Leased Tangible Personal Property" means the Tangible Personal Property which is leased by a third party to the Company or its Subsidiaries.

         "Leave Recipients" has the meaning specified in Section 9.1(c).

         "Liabilities" means all liabilities, obligations, guarantees, damages, losses, debts, Claims, demands, judgments, fines, penalties or settlements of any nature or kind, including indebtedness, whether known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, past, present or future, whether incurred prior to, at or after the Closing, including all costs and expenses (legal, accounting or otherwise) relating thereto.

         "Material Adverse Effect" means a material adverse effect on the financial condition, business, assets or results of operations of the Business, taken as a whole; provided, however, that any such effect resulting from any change in economic or business conditions generally or in the consumer and personal care products industry specifically shall not be considered when determining whether a Material Adverse Effect has occurred.

         "May Deliverables" has the meaning specified in Section 8.7(a).

         "Memorandum of Understanding" has the meaning specified in the Recitals.

         "Merger Agreement" has the meaning specified in the Recitals.

         "Mergers" has the meaning specified in the Recitals.

         "Net Working Capital" has the meaning specified in Section 4.3(b).



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         "Non-Subsidiary Agreements" means the documents specified in Section
6.1 of the Disclosure Letter.

         "Notice of Disagreement" has the meaning specified in Section 4.3(c).

         "Obligations" has the meaning specified in Section 6.8.

         "Order" has the meaning specified in Section 10.1(c).

         "Owned Real Property" means real property which is owned by the Company or its Subsidiaries and set forth on Section 6.14 of the Disclosure Letter.

         "Owned Tangible Personal Property" means Tangible Personal Property which is owned by the Company or any of its Subsidiaries.

         "Parent" has the meaning set forth in the Recitals.

         "Parties" has the meaning specified in the Preamble.

         "Patent License Agreement" means the Company Patent License Agreement in the form attached hereto as Exhibit G.

         "Patents" means, collectively, patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof.

         "Permits" means all permits, filings, franchises, certificates, licenses, notices, orders, variances, consents, registrations, approvals, authorizations and similar rights.

         "Permitted Encumbrances" means, collectively, those Encumbrances specified in Section 1.1(e) of the Disclosure Letter; liens for current taxes or assessments not delinquent; builders', mechanics', warehousemen's, workmen's, repairmen's, carriers' liens, purchase money security interests and similar charges and any other similar Encumbrances arising and continuing in the ordinary course



                                      -11-
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of business, in any case for obligations which are not delinquent; other similar common law or statutory Encumbrances which do not materially detract from the value of the property subject thereto or materially interfere with the present use thereof; Encumbrances reflected, reserved or otherwise specifically disclosed in the Audited Financial Statements or in the Interim Financial Statements; Encumbrances arising from claims being contested in good faith that, alone or in the aggregate, do not materially detract from the value of the Purchased Assets subject thereto or materially interfere with the present use thereof.

         "Person" means any individual, firm, partnership, association, group (as such term is used in Rule 13d-5 under the Exchange Act, as such Rule is in effect on the date of this Agreement), corporation or other entity.

         "Product Line Purchase Agreement" has the meaning specified in the Recitals.

         "Proxy Statement" has the meaning specified in Section 8.4.

         "Purchase" has the meaning specified in the Recitals.

         "Purchase Price" has the meaning specified in Section 4.1.

         "Purchase Price Adjustment" has the meaning specified in Section
4.3(d).

         "Purchased Assets" has the meaning specified in Section 2.1.

         "Real Property" has the meaning specified in Section 2.1(b).

         "Recapitalization Amendment" has the meaning specified in the recitals to the Merger Agreement.

         "Representatives" has the meaning specified in Section 8.2.

         "Section 8.11(c) Notice" has the meaning specified in Section 8.11(c).



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         "SEC" has the meaning specified in Section 6.5(a).

         "Segregated Assets and Liabilities" means the assets and Liabilities specified in Section 2.1(a)(ii) of the Disclosure Letter.

         "Shareholder Indemnification Agreement" means that certain Indemnification Agreement dated as of the date hereof, by and among certain stockholders of CPI and Parent.

         "Specified Provision" has the meaning specified in Section 12.2(d).

         "Statement of Net Working Capital" has the meaning specified in Section 4.3(b).

         "Steering Committee" has the meaning specified in Section 8.2(b).

         "Strategic Buyer" has the meaning specified in the Recitals.

         "Subsidiary" means, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

         "Substitute Merger Agreement" has the meaning specified in Section 8.11(c).

         "Substitute Merger Parties" has the meaning specified in Section
8.11(c).

         "Superior Proposal" has the meaning specified in Section 8.11.

         "Tangible Personal Property" has the meaning specified in Section
2.1(c).



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



         "Tax Authority" has the meaning specified in Section 6.18.

         "Tax Return" has the meaning specified in Section 6.18.

         "Tax", "Taxes" and "Taxable" have the meaning specified in Section
6.18.

         "Termination Date" has the meaning specified in Section 11.2.

         "Third Party Intellectual Property Rights" means licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which it is authorized to use any third-party patents, trademarks, servicemarks, copyrights, trade secrets or computer software, which rights relate primarily to the Business.

         "Title IV Plan" has the meaning specified in Section 6.7(e).

         "Trademarks" means, collectively, trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith.

         "Transactions" means the Purchase and the other transactions contemplated by this Agreement and the Ancillary Agreements.

         "Transferred Employee" has the meaning specified in Section 9.1(a).

         "Transferred Subsidiaries" has the meaning specified in Section 2.1(a).

         "Transition Employee" means a current Employee who is not an Available Employee and is designated as a Transition Employee on Section 6.7(b)(2) of the Disclosure Letter.



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



         "Transition Services Agreement" means, the Transition Services Agreement in the form attached hereto as Exhibit H.

         "Voting Agreement" has the meaning specified in the Recitals.

         "Voting Debt" has the meaning specified in Section 6.1(b).

         "WARN Act" has the meaning specified in Section 9.1(k).

         "Working Papers" has the meaning specified in Section 4.3(c).

         1.2 Interpretation. The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular shall have correlative meanings when used in the plural, and vice versa. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         1.3 Knowledge. References herein to the "Company's knowledge" or the "knowledge of the Company" refer to the actual knowledge of the officers of the Company and the employees of the Business specified in Section 1.3 of the Disclosure Letter.

                                   ARTICLE II

                                     Assets

         2.1 Purchased Assets. Subject to Section 2.2, the "Purchased Assets" shall consist of all of the Company's and each of its Subsidiaries' entire right, title and interest in and to the following, wherever located:

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         (a) all of the outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company set forth in Section 2.1(a)(i) of the Disclosure Letter (collectively with the direct or indirect Subsidiaries of such Subsidiaries, the "Transferred Subsidiaries");

         (b) all Owned Real Property and all rights of the Company in respect of the Leased Real Property (including subleaseholds) described in Section 6.14 of the Disclosure Letter and all improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets) (collectively, the "Real Property");

         (c) all tangible personal property, including machinery, equipment, furniture, vehicles, trailers, tools, instruments, spare parts, inventories (including, without limitation, raw materials, purchased goods, goods and work in process, supplies (including storeroom supplies) and finished goods), pallets, office and laboratory equipment, materials, fuel and other similar personal property not normally included in inventory, that relates primarily to the Business or is otherwise included in the Purchased Assets (collectively, the "Tangible Personal Property");

         (d) all warranties and all claims in respect of deposits, prepayments and refunds and rights of set off against third parties that relate primarily to the Business;

         (e) any and all rights of an insured party in respect of insurance claims to the extent related to the Business or to the Purchased Assets, all to the extent provided in the Insurance Claims Agreement;

         (f) all Permits, Orders and similar rights obtained from Governmental Entities, that relate primarily to the Business, the Owned Real Property, the Leased Real Property or are otherwise included in the Purchased Assets, but only to the extent transferable by their terms;

         (g) copies of all books, records, ledgers, files, documents, correspondence, customer files, supplier lists, parts lists, vendor lists, lists, plats, architectural plans, drawings and specifications, creative materials, advertising and promotional materials, studies, reports, and other similar printed or written commercial materials, that relate primarily to the Business, the Owned Real Property, the Leased Real Property or are otherwise included in the Purchased Assets or that are owned by the Transferred Subsidiaries;

         (h) all agreements, contracts, leases, subleases, indentures, mortgage documents and commitments, instruments, documents and commitments creating security interests, guarantees, customer orders, purchase orders, dealer and distributorship agreements, supply agreements, licenses, sublicenses, joint venture agreements, partnership agreements and other similar arrangements and commitments and rights thereunder, that relate primarily to the Business or to the Purchased Assets (collectively, but excluding this Agreement and the Ancillary Agreements, "Contracts"), including, without limitation, those Contracts set forth in Section 6.4 of the Disclosure Letter, the Consultancy Agreements and Collective Bargaining Agreements listed in Section 6.7(a) of the Disclosure Letter and any agreement to which an Available Employee is a party;

         (i) all accounts and notes receivable arising in respect of the operation of the Business;

         (j) the Business-Related Intellectual Property;

         (k) the tangible or physical materials embodying all computer software, product literature and advertising material, specifications, credit information, inventory, marketing, personnel, financial, title and other documents, data and similar information and material, however stored, that relate primarily to the Business or to the Purchased Assets;

         (l) the cash, cash equivalents and short term investments held by the Transferred Subsidiaries (other than Carter-Horner Inc.) as of the Closing Date;

         (m) $1,000,000 in aggregate value of cash, cash equivalents and short term investments held by Carter-Horner Inc. (the "Carter-Horner Retained Cash Amount");

         (n) the assets in respect of the Assumed Pension Plan and the life insurance policies underlying the Split Dollar Agreements listed on Section 6.7(a) of the Disclosure Letter and the assets, if any, transferred in accordance with Section 9.1(h); and

         (o) all other assets of the Company or any of its Subsidiaries that relate primarily to the Business or to the Purchased Assets.

         2.2 Excluded Assets. The Purchased Assets shall not include any assets other than the assets specifically listed or described in Section 2.1 and, without limiting the generality of the foregoing, shall expressly exclude the following assets (collectively, the "Excluded Assets"), which shall not be sold or transferred to Buyer:

         (a) any shares of capital stock or other equity interests of the Company or its Subsidiaries other than of the Transferred Subsidiaries;

         (b) the Company's and its Subsidiaries' qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization, maintenance and existence of the Company as a corporation, in each such case other than such as relate exclusively to the Transferred Subsidiaries;

         (c) insurance policies of the Company and its Subsidiaries, other than those held by the Transferred Subsidiaries, all to the extent provided in the Insurance Claims Agreement;

         (d) all tax returns and tax books and tax records of the Company and its Subsidiaries, other than those of the Transferred Subsidiaries;

         (e) any and all rights in and to the Intellectual Property owned or used by the Company or its Subsidiaries which is either referred to in Section 2.2(e) of the Disclosure Letter or does not constitute Business-Related Intellectual Property, except as licensed to Buyer or its Affiliates under the Ancillary Agreements;

         (f) any assets relating to Compensation and Benefit Plans, except as set forth in Section 9.1(g) and 9.1(h);

         (g) the Company's rights under this Agreement and the Ancillary Agreements;

         (h) any cash, cash equivalents and short term investments (i) held by the Company or its Subsidiaries other than the Transferred Subsidiaries (other than Carter-Horner Inc.), and (ii) held by Carter-Horner Inc. in excess of the Carter-Horner Retained Cash Amount; and

         (i) the assets referred to in Section 2.2(i) of the Disclosure Letter.

                                   ARTICLE III

                                   Liabilities

         3.1 Assumed Liabilities. Except as otherwise specifically set forth in
Section 3.2, Buyer shall assume (i) all Liabilities of the Company or any of its Subsidiaries that primarily arise or have arisen out of, in respect of or as the result of the ownership, operation or transfer of the Purchased Assets or the Business (together with those covered by Sections 3.1(a) through (j) below, the "Assumed Liabilities") and (ii) without limiting the generality of clause (i) of this sentence, the following Liabilities:

         (a) the Liabilities set forth in Section 3.1(a) of the Disclosure
Letter;

         (b) except for any Liabilities expressly retained by the Company or its Subsidiaries under Article IX, the Liabilities of the Company or its Subsidiaries that primarily arise or have arisen out of, in respect of or as the result of any Contracts constituting Purchased Assets;

         (c) the Liabilities of the Company or its Subsidiaries for any infringement, impairment, dilution, misappropriation or other violation or misuse ("Infringement") or alleged Infringement of the rights of any other Person relating to Intellectual Property that primarily arise or have arisen out of, in respect of or as the result of the ownership, operation or transfer of the Purchased Assets or the Business;

         (d) the Liabilities of the Company or its Subsidiaries in respect of products manufactured, marketed, distributed or sold by or as part of the operation of the Business prior to the Closing Date, including product liability and negligence claims and other Liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty, merchantability and other claims;

         (e) all Liabilities of the Company or its Subsidiaries under or relating to Environmental Law or Hazardous Substances, to the extent any such Liabilities arise or have arisen out of, in respect of or as the result of the ownership, operation or transfer of the Owned Real Property, which Liabilities include, but are not limited to, Liabilities in respect of any obligations under the New Jersey Industrial Site Recovery Act in relation to the Owned Real Property located in Cranbury, New Jersey and those matters specified in Section 3.1(e) of the Disclosure Letter;

         (f) all transfer taxes, conveyance taxes and sales taxes incurred by the Company or Buyer in connection with the Transactions (excluding any such taxes incurred in connection with the transactions effected pursuant to the Merger Agreement or taxes that are in the nature of a tax on income or gain of the Company);

         (g) except for any Liabilities expressly retained by the Company or its Subsidiaries under Article IX of this Agreement, all Liabilities to the extent that such Liabilities arise or have arisen out of, in respect of or as a result of the employment (or termination of employment) of any Employees and all obligations under the Compensation and Benefit Plans and the International Compensation and Benefit Plans, regardless of whether such plans are actually assumed or adopted by Buyer to the extent related to any Available Employees, any employees of the Transferred Subsidiaries and, to the extent provided in
Section 9.2, any Transition Employees and 60% of any retiree medical liabilities incurred with respect to any Employee who was an Available Employee before termination of employment and who terminates employment with the Company from the date hereof through and including the Closing Date under circumstances which entitle such Employee to retiree medical coverage under any plan, policy or arrangement of the Company or its Affiliates (a "Covered Retiree"); provided that it is expressly agreed that Buyer shall have no obligation to assume or adopt any Compensation and Benefit Plan other than the Assumed Pension Plan and, to the extent they cover Available Employees and employees of the Transferred Subsidiaries, the Split Dollar Agreements, Corporate Officer Medical Expense Reimbursement Plan, Personal Financial Counseling Policy, Executive Employment Agreements, Change in Control Agreements and

Consulting Agreements listed in Section 6.7(a) of the Disclosure Letter and the International Compensation and Benefit Plans.

         (h) the Liabilities of Buyer under the arrangements contemplated by
Section 8.6;

         (i) the Liabilities of the Company or the Transferred Subsidiaries that arise or have arisen out of, in respect of or as the result of the Contracts set forth in Section 6.5(c) of the Disclosure Letter; and

         (j) all Liabilities of the Company or its Subsidiaries relating to any third party Claims primarily arising out of, or as the result of, the ownership, operation or transfer of the Purchased Assets or the Business.

         3.2 Excluded Liabilities. Section 3.1 notwithstanding, Buyer shall not be responsible for or assume any Liabilities of the Company or any of its Affiliates (i) that are not Assumed Liabilities or (ii) that primarily arise or have arisen out of, in respect of or as the result of the ownership, operation or transfer of the Excluded Assets (collectively, the "Excluded Liabilities"), including the following Liabilities:

         (a) any Liabilities under or relating to Environmental Law or Hazardous Substances that (i) do not primarily arise and have not arisen out of, in respect of or as the result of the ownership, operation or transfer of the Purchased Assets or the Business or (ii) primarily arise or have arisen out of, in respect of or as the result of the ownership, operation (including cessation of operations) or transfer of the Excluded Assets;

         (b) any Liabilities for costs and expenses incurred in connection with this Agreement and the Transactions, other than as expressly set forth in the Indemnification Agreement;

         (c) any Liabilities of the Company or its Subsidiaries for any Infringement or alleged Infringement by the Company or its Affiliates of the rights of any other Person relating to Intellectual Property that primarily arise or have arisen out of, in respect of or as the result of the ownership, operation or transfer of the Excluded Assets;

         (d) any Liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the Transactions;

         (e) all Liabilities under the Compensation and Benefit Plans or otherwise relating to employment that are expressly retained by the Company under Article IX;

         (f) any Liabilities of the Company or its Subsidiaries under this Agreement or under the Ancillary Agreements;

         (g) any Liabilities referred to in Section 3.2(g) of the Disclosure Letter;

         (h) any Liabilities (including any Taxes) that primarily relate to or arise from the ownership, operation or transfer of the Excluded Assets;

         (i) any Taxes relating to or arising in connection with any transaction contemplated by the Merger Agreement; and

         (j) any liability imposed on Carter-Horner for Taxes required to be withheld, deducted or otherwise collected with respect to any distribution or other payment made with respect to shares of Carter-Horner Inc. stock, less any amount actually withheld, deducted or otherwise collected on or prior to the Closing Date.

                                   ARTICLE IV

                           Consideration for Transfer

         4.1 Purchase Price. (a) The Purchase Price for the Business (the "Purchase Price") shall be the sum of $739 million, minus the Estimated Closing Debt.

         (b) On or prior to the third Business Day prior to the Closing Date, the Company shall deliver to Buyer a certificate of the Chief Financial Officer of the Company setting forth the amount of Estimated Closing Debt and including reasonable documentation with respect thereto. "Estimated Closing Debt" means the aggregate principal amount of indebtedness for money borrowed of the Transferred Subsidiaries as of the Closing, plus the accrued but unpaid interest thereon as of the Closing, as estimated by the Company in good faith.

         4.2 Allocation of Purchase Price. For tax purposes, including without limitation the filing of IRS Form 8594, the parties agree that they will report an allocation of the Purchase Price for the Business plus the Assumed Liabilities, as the Company shall determine in its reasonable discretion giving due regard to reasonable objections by the Buyer, provided that Buyer shall have the opportunity to participate in the allocation of a portion of the Purchase Price to the Arrid, Lady's Choice and Lambert Kay assets that constitute Purchased Assets (and the related liabilities) and such allocation shall be in a manner consistent with the summary allocation schedule provided in Section 4.2 of the Disclosure Letter. The allocation to be made pursuant to this Section 4.2 shall be consistent with the summary allocation schedule provided in Section 4.2 of the Disclosure Letter, unless otherwise required by any federal, state, local or foreign taxing authority.

         4.3 Domestic Net Working Capital Adjustment. Following the Closing, the Purchase Price shall be adjusted on the terms and conditions and for the amounts set forth below with respect to the Base Net Working Capital.

         (a) "Base Net Working Capital" shall be the average of the Net Working Capital (excluding intercompany accounts payable and intercompany accounts receivable) calculated on the last day of each month for the most recent 12 months ended immediately prior to the Closing Date prepared by the Company and determined in accordance with U.S. GAAP with methodologies consistently applied to those used in preparing the Financial Statements in Section 8.7(a)(ii). Within 30 days after the date hereof, the Company shall deliver to Buyer an illustrative determination of Base Net Working Capital for the 12-month period ending April 30, 2001, including the components thereof. The Company shall also deliver to Buyer such an illustrative determination 30 days following each month-end between the date hereof and the Closing Date for the 12-month period ending on the last day of such completed month.

         (b) Within 60 days after the Closing Date, Buyer shall prepare and deliver to the Company a statement setting forth each of the components of Net Working Capital as of the close of business on the Closing Date (the "Statement of Net Working Capital") and that such Statement of Net Working Capital has been prepared in accordance with the requirements of this Section 4.3. As used herein, the term "Net Working Capital" consists of the following items relating to the Business and included in the Purchased Assets: (i) net accounts receivable (excluding intercompany accounts receivable); plus (ii) net inventory; plus (iii) other current assets; minus
(iv) accounts payable (excluding intercompany accounts payable); minus (v) accrued expenses; provided that the items described in clauses (i) through (v) above shall be determined in accordance with U.S. GAAP with methodologies consistently applied to that used in calculating Base Net Working Capital, and, for purposes of the Statement of Net Working Capital, in each case shall be determined as of the close of business on the Closing Date.

         (c) During the 45 days immediately following the receipt of the Statement of Net Working Capital by the Company, the Company and its accountants shall, at the Company's expense, be entitled to review the Statement of Net Working Capital (including the determination of Base Net Working Capital) and any working papers, trial balances and similar materials (collectively, "Working Papers") relating to the Statement of Net Working Capital prepared by Buyer. The Statement of Net Working Capital shall become final and binding upon the parties on the 46th day following delivery thereof unless the Company gives written notice to Buyer of its disagreement with the Statement of Net Working Capital (a "Notice of Disagreement") prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement is delivered by the Company, then the Statement of Net Working Capital (as revised, if at all, in accordance with this Section 4.3) shall become final and binding upon the parties on the earlier of (i) the date the parties hereto resolve in writing all differences they have with respect to any matter specified in the Notice of Disagreement or (ii) the date all matters in dispute are finally resolved by the Independent Accounting Firm (as defined below) (the date on which the Statement of Net Working Capital so becomes final and binding hereafter referred to as the "Final Determination Date"). During the 30 days immediately following the delivery of any Notice of Disagreement, Buyer and the Company shall seek in good faith to resolve in writing any differences which they may have with respect to any matters specified in such Notice of Disagreement. During such period, Buyer and the Company shall have access to the other's Working Papers prepared in connection with such party's preparation of the Statement of Net Working Capital and the Notice of Disagreement, as the case may be. At the end of such 30 day period, Buyer and the Company shall submit the matter to an independent, national public accounting firm which has no prior relationship with Buyer or the Company (the "Independent Accounting Firm") for review and resolution of any and all matters which remain in dispute and which are included in the Notice of Disagreement. The Independent Accounting Firm shall reach a final resolution of all matters and shall furnish such resolution in writing to Buyer and the Company as soon as practicable after such matters have been referred to the Independent Accounting Firm. Such resolution shall be made in accordance with this Agreement and will be conclusive and binding upon Buyer and the Company. The cost of such resolution shall be allocated and paid 50% by Buyer and 50% by the Company.

         (d) Upon final determination of the Net Working Capital in accordance with this Section 4.3, a purchase price adjustment will be paid in accordance with Section 4.3(e) (the "Purchase Price Adjustment").

         (e) If Net Working Capital based upon the Statement of Net Working Capital is greater than the Base Net Working Capital, then Buyer shall pay to the Company the amount by which Net Working Capital based on the Statement of Net Working Capital exceeds Base Net Working Capital; or if Net Working Capital based on the Statement of Net Working Capital is less than Base Net Working Capital, then the Company shall pay to Buyer the amount by which the Base Net Working Capital exceeds Net Working Capital based on the Statement of Net Working Capital. If Base Net Working Capital is equal to Net Working Capital based on the Statement of Net Working Capital, no adjustment shall be made to the Purchase Price pursuant to this Section 4.3(e). If no Notice of Disagreement has been given by the Company, Buyer shall remit to the Company or the Company shall remit to Buyer, as the case may be, in immediately available funds, all amounts constituting a Purchase Price Adjustment within 30 days after receipt by the Company of the Statement of Net Working Capital in accordance with this
Section 4.3. If the Company gives Buyer a Notice of Disagreement, payment shall be made in immediately available funds within five business days after the Final Determination Date. Each payment made pursuant to this Section 4.3 shall include interest on the amount of such payment at an annual rate equal to the prime interest rate per annum as stated in the Wall Street Journal on the date of such payment for the period from the Closing Date to the date of payment.

                                    ARTICLE V

                                     Closing

         5.1 Purchase and Sale; Assumption and Acceptance. At the Closing, on the terms and subject to the conditions set forth in this Agreement, (i) the Company and its Subsidiaries that are not Transferred Subsidiaries shall sell, transfer and assign to Buyer, and Buyer shall purchase from the Company and such Subsidiaries, all of the Purchased Assets, (ii) the Company and its Subsidiaries that are not Transferred Subsidiaries shall assign and transfer to Buyer, and Buyer shall accept and assume, and shall thereafter perform and discharge when due, and shall hold the Company and its Affiliates harmless from (pursuant to the terms and conditions of the Indemnification Agreement), all of the Assumed Liabilities, (iii) the Company shall thereafter perform and discharge when due, and shall indemnify and hold Buyer and its Affiliates harmless from (pursuant to the terms and conditions of the Indemnification Agreement), all of the Excluded Liabilities, and (iv) Buyer and the Company shall effect the deliveries and payments set forth in Sections 5.3 and 5.4.

         5.2 Closing Date. Subject to the conditions set forth in this Agreement, the Closing shall occur at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York, at 9:00 A.M. on the first Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article X, or at such later time and date as Buyer and the Company shall agree (the "Closing Date"). The Closing shall be deemed to take place as of the close of the Company's business in The City of New York on the Closing Date.

         5.3 Delivery and Payment by Buyer. At the Closing, Buyer shall execute and deliver to the Company the following:

         (a) the Purchase Price, by wire transfer of immediately available funds to an account previously designated by the Company;

         (b) the Ancillary Agreements;

         (c) such written assumptions of the Company's collective bargaining agreements as shall comply with such agreements and shall be reasonably satisfactory to the Company;

         (d) such assumptions in writing as may be required to effectively assign and transfer any other Contracts or any other of the Purchased Assets or Assumed Liabilities that may be assigned without the consent of the counterparty if so assumed by Buyer; and

         (e) such other customary instruments of assumption, filings or documents, in form and substance reasonably satisfactory to the Company, as may be required to give effect to this Agreement and the Ancillary Agreements.

         5.4 Deliveries by the Company. At the Closing, the Company shall execute and deliver to Buyer the following documents:

         (a) the Ancillary Agreements, the Shareholder Indemnity Agreement and Fund Agreement, executed by all parties thereto;

         (b) customary deeds for commercial transactions of the same type as the Transactions and reasonably sufficient to enable Buyer's title insurance company to issue title insurance in respect of the Owned Real Property;

         (c) assignments of the Leased Real Property in recordable form to the extent necessary;

         (d) the stock certificates representing all of the outstanding shares of capital stock or other equity interests of the Transferred Subsidiaries;

         (e) all transferable Permits currently held by the Company pertaining to the Purchased Assets or the Business;

         (f) a certification (a form of which is attached hereto as Exhibit L, "FIRPTA Certificate") that the Company and any Subsidiary of the Company that is required to sell any of the Purchased Assets to the Buyer hereunder are not foreign persons in the form set forth in Treasury Regulations Section 1.1445-2(b)(iii)(B). Notwithstanding anything to the contrary contained herein, if the Company or any such Subsidiary fails to provide the Buyer with the FIRPTA Certificates, the Buyer shall be entitled to withhold the requisite amount from the Purchase Price in accordance with Section 1445 of the Code and the Treasury Regulations promulgated thereunder;

         (g) evidence reasonably satisfactory to Buyer that Carter-Horner Inc. holds the Carter-Horner Retained Cash Amount; and

         (h) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement and the Ancillary Agreements.

         5.5 Notices of Sale. The Company will prepare and mail on the Closing Date such notices to any third party under each of the Contracts assigned by the Company and assumed by Buyer as are necessary or may be reasonably requested by Buyer advising such other party or parties that such agreements have been assigned and directing such party or parties to send to Buyer all future notices and corre spondence relating to such agreements. The Company will promptly forward to Buyer all correspondence received by the Company after the Closing Date that relates to the Purchased Assets, the Assumed Liabilities or the Business.

                                   ARTICLE VI

                  Representations and Warranties of the Company

         Except (i) as set forth in the Disclosure Letter, or (ii) as specifically disclosed in the Audited Financial Statements, the Interim Financial Statements or the Company Reports filed on or prior to the date hereof, the Company hereby represents and warrants, as of the date hereof and as of the Closing, to Buyer that:

         6.1 Organization, Good Standing and Qualification; Title to Transferred Subsidiaries. (a) The Company and each of the Transferred Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate or similar power and authority to own and operate the Purchased Assets and to carry on the Business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of the Purchased Assets or conduct of the Business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

         (b) Each of the outstanding shares of capital stock and other equity interests of each of the Transferred Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 2.1(a)(i) of the Disclosure Letter, is owned by the Company free and clear of all Encumbrances and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interest, except for restrictions imposed by applicable securities laws. Except as set forth in
Section 2.1(a)(i) of the Disclosure Letter, the Company owns 100% of the outstanding shares of capital stock and other equity interests of each of the Transferred Subsidiaries. None of the Transferred Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt") or any stockholders agreement or any options or agreements of any kind to subscribe for shares or other securities of any such Transferred Subsidiary. The Company has made available to Buyer a complete and correct copy of the Transferred Subsidiaries' certificates of incorporation and bylaws, each as amended to date. The Transferred Subsidiaries' certificates of incorporation and bylaws as so delivered are in full force and effect. Section 2.1(a)(i) of the Disclosure Letter lists the name and jurisdiction of incorporation of each of the Transferred Subsidiaries, the name of each of the Transferred Subsidiaries' parent corporation, a complete and accurate description of the authorized, issued and outstanding capi-tal stock of each of the Transferred Subsidiaries and states, with respect to each Transferred Subsidiary, whether such Transferred Subsidiary is dormant or inactive. In negotiating the Non-Subsidiary Agreements, the Company complied with all applicable Laws. Each Non-Subsidiary Agreement is a valid and binding agreement and is in full force and effect. None of the Transferred Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable for any equity or similar interest in, any Person with respect to which interest any of the Transferred Subsidiaries is required to invest or for which any of the Transferred Subsidiaries has liability which is not limited.

         6.2 Corporate Authority; Stockholder Approval. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, the Memorandum of Understanding and the Ancillary Agreements and to consummate, subject only to the authorization by a resolution adopted by holders of a majority of the Company Shares entitled to vote thereon (the "Company Requisite Vote"), the Transactions. The Company Requisite Vote is the only vote of the holders of the Company's securities necessary to approve this Agreement and the Transactions. Each of this Agreement and the Memorandum of Understanding is, and when executed and delivered by the Company each of the Ancillary Agreements will be, a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

         6.3 Governmental Filings; No Violations. (a) Other than the filings and/or notices (i) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) pursuant to Environmental Laws, including the New Jersey Industrial Site Recovery Act and the Connecticut Property Transfer Act, (iv) pursuant to the European Community Merger Control Regulation and (v) required to be made with any Governmental Entity in any jurisdiction outside the United States as set forth in Section 6.3 of the Disclosure Letter, no notices, reports or other filings are required to be made by the Company or any Transferred Subsidiary with, nor are any consents, registrations, approvals, Permits or authorizations required to be obtained by the Company or any Transferred Subsidiary from, any Governmental Entity in connection with the execution and delivery of this Agreement and the Ancillary Agreements by the Company and the consummation by the Company and the Transferred Subsidiaries of the Transactions, except those that the failure to make or obtain is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

         (b) The execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries or (ii) a breach or violation of, a default under, or an acceleration of any obligations or the creation of an Encumbrance on the Purchased Assets (with or without notice, lapse of time or both) pursuant to, any Contract not other wise terminable by the other party thereto on 90 days' or less notice, or any Law or governmental or non-governmental Permit or (iii) assuming compliance with the matters referred to in Section 6.3(a), contravene, conflict with, or result in a breach or violation of any provisions of applicable Law to which the Company or any of its Subsidiaries is subject or any judgment, injunction, order or decree to which the Company or any of its Subsidiaries is subject except, in the case of clauses (ii) and (iii) above, for any breach, violation, conflict, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

         6.4 Business Contracts. Section 6.4 of the Disclosure Letter lists any Contracts not otherwise terminable by the Company or the other party thereto on 90 days' or less notice, the performance of which involved consideration in excess of $2,500,000 in the fiscal year ended March 31, 2001 or which the Company reasonably believes will involve consideration in excess of $2,500,000 in any future fiscal year (collectively, "Business Contracts"). The Company has made available to Buyer a correct and complete copy of each Contract listed in
Section 6.4 of the Disclosure Letter.

With such exceptions as are not reasonably likely to have a Material Adverse Effect, (i) each Contract listed in Section 6.4 of the Disclosure Letter is a valid and binding agreement and is in full force and effect, (ii) the Company has not received any written notice from any third party of such third party's intention not to renew a Business Contract, (iii) the Company has not allowed any deadline for notice of intent to renew a Business Contract to pass without giving such notice of its intention to renew such Business Contract, and (iv) the Company is not in breach or violation of, or default under, any Business Contract, and, to the knowledge of the Company, there is no event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Company or any of its Subsidiaries.

         6.5 Company Reports; Audited Financial Statements; Interim Financial Statements. (a) The Company has delivered to Buyer each registration statement, report, proxy statement or information statement prepared by it since March 31, 2000 (the "Audit Date") including (i) the Company's Annual Report on Form 10-K for the year ended March 31, 2000, and (ii) the Company's Quarterly Report on Form 10-Q for the period ended December 31, 2000, each in the form (including exhibits, annexes and any amendments made prior to the date of this Agreement thereto) filed with the Securities and Exchange Commission (the "SEC") (collec-tively, the "Company Reports"). As of their respective dates (or, if amended, as of the date of such amendment), the Company Reports, insofar as they relate to the Business, the Purchased Assets and the Assumed Liabilities, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the respective dates on which they were filed and, if amended, on the date of such amendment, the Company Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the combined balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the combined financial position of the Company and its Subsidiaries as of its date and each of the combined statements of earnings, retained earnings and comprehensive earnings and combined statements of cash flows and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

         (b) The combined balance sheets and the combined statements of earnings included in the Audited Financial Statements, the Interim Financial Statements and the financial statements delivered in accordance with Section 8.7 fairly present the combined net assets and results of operations of the Purchased Assets and the Assumed Liabilities; the "Arrid" and "Lady's Choice" product lines and the Lambert Kay business; and the Purchased Assets and the Assumed Liabilities (excluding the "Arrid" and "Lady's Choice" product lines and the Lambert Kay business), as the case may be (but excluding, in the case of the Audited Financial Statements and Interim Financial Statements, the Segregated Assets and Liabilities), as of their respective dates, in each case in accordance with GAAP consistently applied during the periods involved and the accounting principles summarized therein, except as may be noted therein, and subject (in the case of the Interim Financial Statements and the interim financial statements delivered in accordance with Section 8.7) to normal year-end adjustments that will not be material in amount or effect and the absence of footnotes and similar presentation items therein. Except as set forth in the Audited Financial Statements, the Interim Financial Statements and the financial statements delivered in accordance with Section 8.7, and except for liabilities and obligations under this Agreement, none of the Company nor any of its Subsidiaries has any liabilities or obligations of any nature required by GAAP to be set forth on a combined balance sheet of the Purchased Assets and the Assumed Liabilities or in the notes thereto which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

         (c) Section 6.5(c) of the Disclosure Letter sets forth (i) the outstanding amount of indebtedness for money borrowed of the Transferred Subsidiaries and any other indebtedness for money borrowed to be assumed by the Buyer as of the date set forth therein, and (ii) a list of the Contracts containing the terms applicable to such indebtedness.

         (d) There has not been a material adverse change in the financial position of the Purchased Assets and Assumed Liabilities taken as a whole (excluding the Segregated Assets and Liabilities) as of March 31, 2001, as compared to the financial position of the Purchased Assets and Assumed Liabilities taken as a whole (excluding the Segregated Assets and Liabilities) set forth in the audited combined balance sheet included in the Audited Financial Statements.

         (e) The statement of earnings and the statement of cashflows referred to in clause (v) of the first sentence of Section 8.7(a), collectively with the reconciliations referred to therein, will present net sales of the Purchased Assets and Assumed Liabilities (excluding the Segregated Assets and Liabilities) of not less than $530,000,000; earnings before interest and taxes of the Purchased Assets and Assumed Liabilities (excluding the Segregated Assets and Liabilities) of not less than $80,000,000; earnings before interest, taxes, depreciation and amortization of the Purchased Assets and Assumed Liabilities (excluding the Segregated Assets and Liabilities) of not less than $97,000,000; and capital expenditures of the Purchased Assets and Assumed Liabilities (excluding the Segregated Assets and Liabilities) of not more than $14,000,000.

         6.6 Absence of Certain Changes. Except as reflected, reserved or otherwise disclosed in the Audited Financial Statements, the Interim Financial Statements, the financial statements included in or incorporated by refer ence in the Company Reports, or as contemplated by this Agreement, (I) since the Audit Date, the Company and its Subsidiaries have conducted the Business only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of business and there has not been (a) as of the date of this Agreement, any material action taken by the Company or its Subsidiaries that would have been prohibited under Sections 8.1(a)(ii)(B), 8.1(a)(ii)(C), 8.1(b)(i) through (iv), 8.1(b)(ix), 8.1(b)(xi) through (xiii),
8.1(b)(xv) and 8.1(b)(xvi) through (xviii), (b) any change in the financial condition, business or results of operations of the Business that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect or (c) any change by the Company in any of its material accounting principles, practices or methods for the Business, other than any such changes made as a result of any change in GAAP as applicable to the Company or the Business, and (II) since the Audit Date and prior to the date of this Agreement, there has not occurred any casualty loss involving an amount in excess of $2,500,000 with respect to any personal property or Owned Real Property that comprise Purchased Assets, whether or not covered by insurance.

         6.7 Employee Benefits. (a) A copy of each material Compensation and Benefit Plan and each material International Compensation and Benefit Plan and any trust agreement or insurance contract forming a part of such plans has been made available to Buyer prior to the date hereof, other than International Compensation and Benefit Plans that are maintained by Governmental Entities. The material Compensation and Benefit Plans and material International Compensation and Benefit Plans are listed in Section 6.7(a) of the Disclosure Letter, other than International Compensation and Benefit Plans that are maintained by Governmental Entities.

         (b) A list of all Available Employees as of March 31, 2001, other than Employees of the Transferred Subsidiaries, which indicates those Employees who are "Leave Recipients" as defined in Section 9.1(c) is set forth on Section 6.7(b)(1) to the Disclosure Letter and a list of all Transition Employees to be retained by the Company is set forth on Section 6.7(b)(2) of the Disclosure Letter. Approximately five Business Days prior to the Closing Date, the Company will provide to Buyer a list of (i) current employees of the Transferred Subsidiaries, (ii) all Available Employees as of such date and (iii) those Employees of the Business involuntarily separated from employment with the Company during the 90 days preceding the date thereof.

         (c) The Retirement Plan for Bargaining Employees of the Company (the "Assumed Pension Plan") is in substantial compliance with ERISA and all other applicable Laws, and has received a favorable determination letter from the Internal Revenue Service (the "IRS") with respect to its qualification under
Section 401(a) of the Code, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the Company, threatened material litigation, dispute or governmental audit or investigation relating to the Assumed Pension Plan or any other Compensation and Benefit Plan that Buyer is assuming or with respect to which Buyer would otherwise have liability. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to the Assumed Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof or the Closing Date, as applicable, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

         (d) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA or Part III of Title I of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to the Assumed Pension Plan.

         (e) No Compensation and Benefit Plan that is subject to Title IV of ERISA (a "Title IV Plan") is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any Title IV Plan a plan described in section 4063(a) of ERISA.

         (f) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code.

         (g) With respect to the Assumed Pension Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan.

         (h) All International Compensation and Benefit Plans comply in all respects with applicable Law except as is not reasonably expected to have a Material Adverse Effect. The Transferred Subsidiaries have no material unfunded liabilities calculated on a going-concern basis with respect to any such plan that is a pension benefit plan, except as permitted or required by applicable Laws and reflected in the Audited Financial Statements or the Interim Financial Statements.

         (i) The consummation of the Transactions will not, either alone or in connection with another event, (x) entitle any Available Employee to severance pay or any other payments, except as expressly provided in this Agreement or (y) accelerate the time of payment or vesting, or increase the amount of compensation due any such Available Employee.

         6.8 Litigation and Liabilities. Except as reflected, reserved or otherwise disclosed in the Audited Financial Statements and the Interim Financial Statements, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations, arbitrations or proceedings ("Claims") pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary relating to the Business or (ii) Liabilities which would be required to be disclosed in the Audited Financial Statements or Interim Financial Statements under GAAP if occurring on a date covered by such financial statements ("Obligations"), in each case that would constitute Assumed Liabilities, except for such Obligations as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

         6.9 Compliance with Laws; Permits. (a) Each of the Company and its Subsidiaries has in effect all federal, state, local and foreign governmental Permits necessary for it to own, lease or operate all of the properties and assets included in the Purchased Assets and to conduct the Business and to operate the Purchased Assets as now conducted or operated, and there has occurred no default under any such Permit, and no proceeding is pending that seeks, and to the knowledge of the Company, no event has occurred that permits, or upon the giving of notice or lapse of time or otherwise would permit, revocation, non-renewal, modification, suspension or termination of any Permit, except for lack of or deficiencies in Permits and except for such defaults under Permits and events which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. The Business has not been, and is not being, conducted in violation of any Order or Permit of any court or Governmental Entity (collectively, "Laws"), except for violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

         (b) As to each product subject to the jurisdiction of the U.S. Food and Drug Administration under the Federal Food, Drug and Cosmetic Act (the "FDCA") or the U.S. Department of Justice under the Controlled Substances Act, 21 U.S.C.
Section 801, et seq (the "CSA"), or any similar agency, rule or regulation of any other jurisdiction, which is manufactured, tested, distributed, held and/or marketed by the Business or the Purchased Assets, such product is being manufactured, held and distributed in compliance with all applicable requirements under the FDCA, the CSA and such applicable rules and regulations of any other jurisdictions, including, but not limited to, those relating to investigational use, premarket approval, good manufacturing practices, labeling, promotion and advertising, record keeping and filing of reports and security, except for such failures so to comply that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

         6.10 Environmental Matters. Except for such matters as are not reasonably likely to have individually or in the aggregate a Material Adverse
Effect:

         (a) the Purchased Assets:

         (i) are and have been in substantial compliance with all applicable Environmental Laws;

         (ii) are not the subject of any pending or, to the knowledge of the Company, any threatened, investigation or written notice from any Governmental Entity alleging the violation of any applicable Environmental Laws;

         (iii) are not currently subject to any Claim or Order arising under any Environmental Law;

         (iv) have not had any air emissions or wastewater discharges of Hazardous Substances except as permitted under applicable Environmental Laws; and

         (b) there are no facts or circumstances whereby the ownership, operation (including cessation of operations), or transfer of the Purchased Assets would reasonably be expected to result in any Liabilities under any Environmental Law.

         6.11 Labor Matters. As of the date hereof, neither the Company nor any of its Subsidiaries is the subject of, nor, to the Knowledge of the Company, has there been threatened, any material Claim asserting that the Company or any of its Subsidiaries has committed an unfair labor practice with respect to employees of the Business or seeking to compel it to bargain with any labor union or labor organization with respect to employees of the Business nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the five years prior to the date of this Agreement, any organized effort or demand for recognition by any labor organization or any labor dispute or slow-down that is material to the operations of any of the plants comprising the Purchased Assets. There has not been, for the five years prior to the date of this Agreement, and there is not pending, nor, to the Knowledge of the Company, has there been threatened, any labor strike, walk-out, work stoppage or lockout with respect to employees of the Business.

         6.12 Insurance. True and complete copies of all material fire and casualty, general liability, business interruption, product liability, workers' compensation, disability and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries have been made available to Buyer and such policies are in full force and effect. The Company or relevant Subsidiary has paid all premiums under such policies and is not in default with respect to its obligations thereunder. All material claims made by the Company under such policies during the past year are described in Section 6.12 of the Disclosure Letter.

         6.13 Title to Tangible Personal Property. The Company or a wholly owned Subsidiary has good title to, or a valid leasehold interest in, all Owned Tangible Personal Property and all Leased Tangible Personal Property, free and clear of any Encumbrances, other than Permitted Encumbrances. All of the fixtures, machinery, equipment and other tangible personal property and assets owned or used by the Company and its Subsidiaries in the Business are in good condition and repair, except for ordinary wear and tear not caused by neglect, and are usable in the ordinary course of business, except that, with respect to any matter covered by this sentence which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

         6.14 Title to Owned and Leased Real Properties; Absence of Encumbrances. (a) Section 6.14 of the Disclosure Letter sets forth a list of all Owned Real Property and all Leased Real Property used to carry out the Business as presently conducted. None of the Owned Real Property or Leased Real Property is leased or licensed by the Company to, or otherwise used by, any other Person.

         (b) The Company has not received written notice of any uncured default, and to the knowledge of the Company there are no pending uncured defaults, under the lease documents pertaining to any material Leased Real Property, except for such matters as are reasonably susceptible of cure without material expense or delay, and are not reasonably likely to disturb Buyer's use of the Leased Real Property affected thereby to carry on the Business as presently conducted.

         (c) Except as disclosed in Section 6.14 of the Disclosure Letter, the Company or a Subsidiary has good title to, or, with respect to leasehold interests, a valid leasehold interest in, the Owned Real Property and the Leased Real Property, as the case may be, free and clear of all Encumbrances, except for Permitted Encumbrances and such imperfections of title, liens and easements as will not, individually or in the aggregate, materially impair present business operations at such properties.

         (d) Except as disclosed in Section 6.14 of the Disclosure Letter, no consent to assignment of Leased Real Property will be required in connection with the Purchase.

         6.15 Adequacy and Sufficiency of Purchased Assets. (a) This Agreement, the Ancillary Agreements and the instruments and documents to be delivered by the Company and the Subsidiaries to Buyer at or following the Closing shall be adequate and sufficient to transfer to Buyer the Company's and its Subsidiaries' entire right, title and interest in and to the Purchased Assets. The Purchased Assets when taken together with the rights and services under the Ancillary Agreements are sufficient in all material respects to carry out the Business as presently conducted by the Company and its Subsidiaries.

         (b) To the Company's knowledge, Section 6.15 of the Disclosure Letter contains a true and complete list of (i) all buildings and parcels owned or leased by the Company or any of its Subsidiaries during the ten years prior to the date of this Agreement that were used primarily in connection with the operation of the Business and all buildings and parcels owned or leased by the Transferred Subsidiaries during the ten years prior to the date of this Agreement other than in connection with the Business but which, in each case, do not comprise Purchased Assets, (ii) all products marketed and sold by the Company or its Subsidiaries in connection with the Business and all products marketed and sold by the Transferred Subsidiaries other than in connection with the Business, in each case, during the ten years prior to the date of this Agreement which are not currently marketed and sold by the Company or its Subsidiaries, and (iii) operations of the Company or its Subsidiaries relating to the Business and operations of the Transferred Subsidiaries other than in connection with the Business, in each case, which have become discontinued operations of the Company or its Subsidiaries during the ten years prior to the date of this Agreement.

         6.16 Intellectual Property. (a) The Company and/or its Subsidiaries owns, or is licensed or otherwise possesses the right to use, in each case free and clear of all Encumbrances, all Business-Related Intellectual Property, except for any such failures to own, be licensed or possess as are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, and all material patents, trademarks, trade names, service marks and copyrights which comprise the Business-Related Intellectual Property and are used in the Business as currently conducted, are valid and subsisting, except for such failures to be valid and subsisting as are not individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Section 6.16 of the Disclosure Letter contains a true and complete list as of the date of this Agreement of all material license agreements to which the Company or any of its Subsidiaries is a party pursuant to which third parties are licensed to use Business-Related Intellectual Property.

         (b) Except for such matters as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect:

         (i) neither the Company nor any of its Subsidiaries is, nor will it be as a result of the execution and delivery of this Agreement or the Ancillary Agreements or the contemplated transfer of the Purchased Assets hereunder, in violation of any Third Party Intellectual Property Rights;

         (ii) no Claims involving the Company or its Subsidiaries with respect to the Business-Related Intellectual Property are currently pending or, to the knowledge of the Company, threatened by any Person; and

         (iii) to the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Business-Related Intellectual Property by any third party.

         6.17 Brokers and Finders. Neither the Company nor any of its Subsidiaries has incurred any Liabilities for any brokerage fees, commissions or finders' fees in connection with the Transactions for which Buyer will be liable.

         6.18 Taxes. (a) Definitions. As used in this Agreement, the term (i) "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever (including any withholding taxes for which any Transferred Subsidiary is responsible as a result of distributions or any other payments to the Company and its Subsidiaries or any other Persons), together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (ii) "Tax Authority" means any Governmental Entity responsible for the imposition of Tax, and (iii) "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax Authority relating to Taxes.

         (b) Company and Subsidiaries Other Than Transferred Subsidiaries. The Company and each of its Subsidiaries other than the Transferred Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extensions of time within which to file) all Tax Returns required to be filed by any of them and all such tax returns are true, correct and complete in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters of the Company or any of its subsidiaries (other than the Transferred Subsidiaries).

         The Company and any Subsidiary that is required to sell any of the Purchased Assets to the Buyer hereunder are not foreign persons as defined in Treasury Regulations Section 1.1445-2(b)(2). There are (and as of immediately following the Closing there will be) no Liens (as defined below) on any of the Purchased Assets.

         (c) Transferred Subsidiaries. The Company represents and warrants as to each of the Transferred Subsidiaries as follows:

         (i) Each Transferred Subsidiary has duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by it. All Tax Returns filed by such Transferred Subsidiary are true, correct and complete in all material respects.

         (ii) Each Transferred Subsidiary has paid all Taxes that are shown as due on such filed Tax Returns, and has withheld and remitted to the appropriate Tax Authority, with respect to amounts paid or owing to employees, creditors, and third parties, all Taxes it is required to have withheld.

         (iii) No Transferred Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a tax assessment or deficiency, nor is there any tax deficiency outstanding, proposed in writing or assessed against any Transferred Subsidiary.

         (iv) There are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of the Taxes or Tax matters of the Transferred Subsidiaries.

         (v) Each Transferred Subsidiary, other than Carter-Wallace (N.Z.) Ltd., is treated as a corporation for U.S. federal income tax purposes. Carter-Wallace (N.Z.) Ltd. has validly elected on Form 8832 to be treated as a disregarded entity for U.S. tax purposes.

         (vi) There are (and as of immediately following the Closing there will be) no Encumbrances on the assets of any Transferred Subsidiary relating to or attributable to Taxes, other than Encumbrances for personal property taxes not yet due and payable.

         (vii) No Transferred Subsidiary is a party to a Tax sharing, Tax indemnity, Tax allocation or similar contract (whether or not written), nor does or will any Transferred Subsidiary owe any amount under such agreement.

         (viii) No adjustment relating to any Tax Return filed by any Transferred Subsidiary has been proposed in writing by any Tax Authority to any Transferred Subsidiary which has not been resolved to the satisfaction of the relevant Tax Authority.

         (ix) No Transferred Subsidiary is or has been included in any "consolidated," "unitary," "combined" or similar Tax Return provided for under the laws of the United States or any foreign jurisdiction for any taxable period for which the statute of limitations has not yet expired.

         (x) No power of attorney has been granted by or imposed upon any Transferred Subsidiary with respect to any matter relating to Taxes.

         (xi) No Transferred Subsidiary has received written notice of any claim made by a Tax authority in a jurisdiction where such Transferred Subsidiary does not file Tax Returns, that such Transferred Subsidiary is or may be subject to taxation by that jurisdiction.

         (xii) No Transferred Subsidiary is, or has been for any prior Taxable Period, a passive foreign investment corporation as defined in Section 1297(a) of the Code.

         (xiii) The unpaid Taxes of the Transferred Subsidiaries do not, as of December 31, 2000, exceed the reserve for Taxes (other than any reserve for deferred Taxes of the Transferred Subsidiaries established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet for the Transferred Subsidiaries included in the Interim Financial Statements, and the unpaid Taxes of the Transferred Subsidiaries will not, as of the Closing Date, exceed that reserve as adjusted for the passage of time through the Closing Date.

                                   ARTICLE VII

                     Representations and Warranties of Buyer

         Buyer hereby represents and warrants, as of the date hereof and as of the Closing, to the Company as follows:

         7.1 Organization, Good Standing and Qualification. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

         7.2 Corporate Authority. (a) No vote of the holders of the capital stock of Buyer is necessary to approve this Agreement, the Memorandum of Understanding or the Transactions. Buyer has the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement and the Memorandum of Understanding and to consummate the Transactions. Each of this Agreement and the Memorandum of Understanding is a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

         (b) Each of Strategic Buyer and Buyer has the requisite power and authority and has taken all action necessary in order to execute and deliver the Product Line Purchase Agreement. The Product Line Purchase Agreement is a valid and binding agreement of Strategic Buyer and Buyer, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

         7.3 Governmental Filings; No Violations. (a) Other than the filings and/or notices (i) pursuant to the Exchange Act, (ii) pursuant to the HSR Act,
(iii) pursuant to Environmental Laws, including the New Jersey Industrial Site Recovery Act and the Connecticut Property Transfer Act, (iv) pursuant to the European

Community Merger Control Regulation and (v) required to be made with any Governmental Entity in any jurisdiction outside the United States, no notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Buyer and the consummation by Buyer of the Transactions, except those that the failure to make or obtain are not, individually or in the aggregate, likely to prevent, materially delay or impair the ability of Buyer to consummate the Transactions.

         (b) The execution, delivery and performance of this Agreement and the Memorandum of Understanding by Buyer does not, and the consummation by Buyer of the Transactions will not constitute or result in (i) a breach or violation of, or a default under, the organizational documents and governing instruments of Buyer or (ii) a breach or violation of, a default under, or an acceleration of any obligations or the creation of an Encumbrance on the assets of Buyer (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture or other obligation binding upon Buyer or any Law or governmental or non-governmental Permit to which Buyer is subject, except, in the case of clause (ii) above, for breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to prevent, materially delay or impair the ability of Buyer to consummate the Transactions. Buyer does not have any Subsidiaries.

         7.4 Funds. Buyer has received and delivered to the Company executed commitment letters with respect to debt financing of up to $420 million (the "Financing Arrangements") and equity financing of up to $356 million (the "Equity Arrangements" and, collectively with the Financing Arrangements, the "Arrangements"). When funded in accordance with their terms, the Arrangements will provide Buyer with funds in an aggregate amount sufficient to enable Buyer to consummate the Transactions and pay all fees, expenses and costs in connection with the negotiation, execution and performance of this Agreement and the Ancillary Agreements. The Financing Arrangements and the Equity Arrangements remain in full force and effect.

         7.5 Ownership of Shares. Neither Buyer nor any of its Subsidiaries beneficially owns any (i) shares of any class of stock of CPI or (ii) Company Shares.

                                  ARTICLE VIII

                                Certain Covenants

         8.1 Interim Operations.

         (a) From the date hereof until the Closing Date, the Company shall, and shall cause its Subsidiaries to:

         (i) operate the Business in the ordinary course of business, consistent with past practice, and, to the extent consistent with such operation, use commercially reasonable efforts to: (A) preserve the present business organization intact; and (B) preserve any beneficial business relationships with all customers, suppliers, and others having business dealings with the Business; and

         (ii) maintain (A) the Purchased Assets in such condition and repair as is consistent with past practice, (B) insurance upon all of the Purchased Assets and with respect to the conduct of the Business in full force and effect, comparable in amount, scope, and coverage to that in effect on the date of this Agreement, and apply all insurance proceeds from coverage of the Purchased Assets to restore such Purchased Assets or otherwise hold such proceeds for the Buyer's account, and (C) all Permits in full force and effect; and

         (iii) conduct their respective advertising activities in a manner which is not materially inconsistent with the Company's advertising budget in effect as of the date of this Agreement.

         (b) Except in connection with the Mergers and the other transactions contemplated by the Merger Agreement, from the date of this Agreement until the Closing Date, neither the Company nor any of its Subsidiaries shall take any of the following actions, to the extent that any such action relates to the Purchased Assets, the Assumed Liabilities or the Business:

         (i) subject any of the Purchased Assets to any further material Encumbrance, other than Permitted Encumbrances and other than in the ordinary course of business, consistent with past practice;

         (ii) transfer, sell or otherwise convey any part of the Purchased Assets or make any material acquisition of assets which would become part of the Purchased Assets, except in the ordinary course of business, consistent with past practice;

         (iii) make any material Tax election or settle or compromise any material Tax liability without the Buyer's prior written approval, except in the ordinary course of business consistent with past practice (including, without limitation, with respect to the Transferred Subsidiaries);

         (iv) grant, convey or sell any option or right to purchase or lease any of the Purchased Assets, except in the ordinary course of business, consistent with past practice;

         (v) pay or promise to pay, any bonus, profit-sharing or special compensation to the Available Employees or make or promise to make any increase in the compensation, severance or other benefits payable or to become payable to any of such employees, except (A) as required by applicable Laws, (B) to satisfy obligations under the terms of any agreement or Compensation and Benefit Plan or International Compensation and Benefit Plan in effect as of the date hereof, (C) for increases in compensation that are made in the ordinary course of business consistent with past practice (which shall include normal periodic performance reviews and related compensation and benefit increases) and as set forth on
Section 8.1(b)(v) of the Disclosure Letter, (D) in respect of Available Employees covered by collective bargaining agreements, as would be permitted under Section 8.1(b)(vii), and (E) for employment arrangements for or grants of awards to, newly hired employees in the ordinary course of business consistent with past practice, and who are hired in accordance with clause (viii) below and
(F) as set forth on Section 8.1(b)(v) of the Disclosure Letter;

         (vi) except in the ordinary course of business consistent with past practice or as required by applicable Laws, enter into or terminate any material Contract, or amend, modify or make any change in, or waive any material benefit of, any of its material Contracts;

         (vii) enter into any collective bargaining agreements covering employees of the Business, except for the contemplated actions described in
Section 8.1(b)(vii) of the Disclosure Letter or as required by applicable Laws;

         (viii) involuntarily separate from employment with the Company any employee of the Business without due cause or hire, without the prior written consent of Buyer which shall not be unreasonably withheld, any employee who would become an Available Employee and who would be entitled to an annual base salary greater than $100,000;

         (ix) split, combine or reclassify any of the capital stock of the Transferred Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock of the Transferred Subsidiaries;

         (x) with respect to the Business or Purchased Assets, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, or guarantee any debt securities of another Person, except for the endorsement of checks in the ordinary course of business and the extension of credit in the ordinary course of business, or make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) to any Transferred Subsidiary or (B) advances to employees in the ordinary course of business consistent with past practice;

         (xi) repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, any of the Transferred Subsidiaries;

         (xii) issue, deliver or sell any shares of capital stock of any of the Transferred Subsidiaries, or any securities convertible into or exercisable or exchangeable for shares of capital stock of any of the Transferred Subsidiaries, or any rights, warrants or options to acquire any shares of common stock of any of the Transferred Subsidiaries, other than (A) issuances pursuant to stock-based awards or options that are outstanding on the date hereof or are granted in accordance with the following clause (B), and (B) additional options or stock-based awards to acquire shares of capital stock of any of the Transferred

Subsidiaries required to be granted under the terms of stock plans as in effect on the date hereof;

         (xiii) amend the certificate of incorporation or bylaws or other comparable organizational documents or amend any material terms of the outstanding securities of any of the Transferred Subsidiaries;

         (xiv) except for the items currently contracted for by the Company and the items contemplated by the Company's most recent capital expenditure budget previously provided to Buyer, make or agree to make any new capital expenditure or expenditures other than expenditures which, individually, are in excess of $500,000 or, in the aggregate, are in excess of $2,500,000, with respect to any of the Transferred Subsidiaries;

         (xv) permit any material insurance policy as a beneficiary with respect to the Business or Purchased Assets or loss payable payee to be canceled or terminated;

         (xvi) incur or issue any indebtedness or guaran tee that would constitute an Assumed Liability or issue or sell any debt securities or warrants or other rights to acquire any debt securities that would constitute Assumed Liabilities, except, in any such case, in the ordinary course of business, or make any loans, advances or capital contributions to, or investments in, any other Person that would constitute Purchased Assets, other than (A) to any Transferred Subsidiary, or (B) advances to employees in the ordinary course of business consistent with past practice;

         (xvii) adopt any change, other than in the ordinary course of business consistent with past practice or as required by the SEC, GAAP or by Law, in its accounting policies, procedures or practices;

         (xviii) settle, pay, discharge or satisfy any material Claim pending against the Company or any of its Subsidiaries relating to the Purchased Assets or the Business, except in the ordinary course of business;

         (xix) with respect to each of the Transferred Subsidiaries, (A) declare or pay any dividends or other distributions of any sort in respect of its capital stock or similar payments to the direct or indirect holders of its capital stock, or (B) settle, pay, discharge or satisfy any indebtedness (including intercompany accounts) except as expressly contemplated by Section 8.8 hereof and except for payments on third-party indebtedness not to exceed $1,658,347 in the aggregate, in each case except with respect to Carter-Horner Inc. in order to cause the aggregate value of cash, cash equivalents and short-term investments held by Carter-Horner Inc. as of the Closing Date to equal the Carter-Horner Retained Cash Amount;

         (xx) engage in any practice or promotion materially inconsistent with the Company's past practices that is designed to materially increase trade inventories.

         (xxi) authorize or enter into an agreement to do any of the foregoing.

         (c) Except as otherwise described in Section 8.1 and Section 8.7(c), nothing in this Agreement shall be construed or interpreted to prevent the Company or any Subsidiary from (i) paying or making regular, special or extraordinary dividends or other distributions consisting of cash, cash equivalents or short term investments held by any Persons other than the Transferred Subsidiaries (not including Carter-Horner Inc. pursuant to Section 8.1(b)(xix)) and with respect to Carter-Horner Inc. only in respect of cash, cash equivalents and short term investments in excess of the Carter-Horner Retained Cash Amount or; (ii) making, accepting or settling intercompany advances to, from or with one another; (iii) subject to clause (i) above, causing any Subsidiary to pay or distribute to the Company all cash, money market instruments, bank deposits, certificates of deposit, other cash equivalents, marketable securities and other investment securities then owned or held by such Subsidiary; (iv) causing any Subsidiary which owns or holds any Excluded Assets to transfer or otherwise convey such assets to the Company or its nominee prior to the Closing by means of a dividend, distribution in kind or other transfer without consideration; (v) engaging in any other transaction incident to the normal cash management procedures of the Company and its Subsidiaries, including, without limitation, short-term investments in bank deposits, money market instruments, time deposits, certificates of deposit and bankers' acceptances and borrowings for working capital purposes and purposes of providing additional funds to Subsidiaries made, in each case, in the ordinary course of business, consistent with past practice; or (vi) entering into the Merger Agreement or complying with the terms thereof.

         8.2 Access. (a) Upon reasonable notice, and except as may otherwise be required by applicable Laws, the Company shall (and the Company shall cause its Subsidiaries to) afford Buyer's officers, employees, counsel, accountants and other authorized representatives (including representatives of entities providing or arranging financing for the Buyer) ("Representatives") reasonable access, during normal business hours throughout the period prior to Closing, to their respective properties, books, Contracts and records that relate primarily to the Business, the Purchased Assets or the Assumed Liabilities and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Buyer all such information and reasonable access to the Company's employees, in each case to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, as Buyer or its Representatives may reasonably request; provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company; provided, further, that the foregoing shall not require the Company to furnish Buyer with documents or information concerning its toothpaste/tooth polish or antiperspirant/deodorant businesses which the Company reasonably determines to have competitive significance; and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, which in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of third parties or violate any obligation of the Company with respect to confidentiality, provided that the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such Person as may be designated by any such officer. All such information shall be governed by the terms of the Confiden tiality Agreements.

         (b) Within 14 days following the date of this Agreement, the Company and Buyer shall establish a Steering Committee comprised of at least one senior executive of Buyer and one senior executive of the Company (the "Steering Committee"). During the period prior to the Closing, the Parties shall cause members of the Steering Committee to discuss in good faith the development of reasonable plans, protocols and arrangements designed to facilitate (i) the rapid integration of the Company's information technology systems immediately following the Closing and (ii) the separation of the Company's accounting records, inventories, receivables and bank accounts as between the Business and the Company's other businesses. The plans, protocols and arrangements with respect to information technology matters shall address, among other things, the installation by Buyer of hardware in the Company's facilities, the training of Company employees and means of facilitating Buyer's design of compatible information technology systems, the provision to Buyer by the Company of sample data files prior to the Closing and the transfer of data files to Buyer's system following the Closing. The Company will cooperate with Buyer and assist Buyer in effecting the actions and initiatives set forth in the plans, protocols and arrangements developed by the Steering Committee; provided, however, that this Section 8.2(b) and the plans, protocols and arrangements developed by the Steering Committee shall not require the Company to incur out-of-pocket expenses, require Company personnel to devote significant amounts of time to integration activities, require the Company to provide sales, production, operations or business data to Buyer, or require the Company to suffer a meaningful disruption of its operations.

         8.3 Stockholder Approval. (i) Subject to fiduciary obligations under applicable Laws, the Board of Directors of the Company shall recommend the approval of the Purchase and the Transactions to holders of Company Shares and
(ii) the Company will take, in accordance with applicable Laws and its certificate of incorporation and bylaws, all action necessary to convene a meeting of the stockholders to vote on the Mergers and the Purchase.

         8.4 Proxy Statement. The Company shall prepare and file with the SEC a proxy or information statement with respect to the solicitation of consents or proxies relating to the Mergers and the Purchase (the "Proxy Statement") as promptly as practicable and promptly thereafter mail the Proxy Statement to the holders of Company Shares. Buyer and the Company each agree, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the action constituting the Company Requisite Vote, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by Buyer or its Subsidiaries with respect to statements made or incorporated by reference by the Company in the Proxy Statement based on written information supplied by the Company or its Subsidiaries.

         8.5 Filings; Other Actions; Notification. (a) The Company and Buyer shall cooperate with each other and shall use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to as promptly as practicable consummate and make effective the Transactions, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all Permits necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions. Whenever this Agreement requires the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause each of its relevant Subsidiaries to take such action and a guarantee of the performance thereof. Subject to applicable Laws and the terms of any relevant agreements with third parties relating to the exchange of information, Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Buyer or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with obtaining the Permits required to consummate the Transactions and the Mergers. In exercising the foregoing right, each of the Company and Buyer shall act reasonably and as promptly as practicable.

         (b) The Company and Buyer each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with obtaining the Permits required to consummate the Transactions and the Mergers.

         (c) Subject to applicable Laws and the terms of any relevant agreements with third parties, the Company and Buyer each shall keep the other apprised of the status of matters relating to completion of the Transactions and the Mergers, including promptly furnishing the other with copies of notices or other communications received by Buyer or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Transactions and the Mergers (including obtaining the Permits required to consummate the Transactions); provided that in respect of any communication to or from (or meeting with) any Governmental Entities relating to the Transactions and the Mergers or obtaining such Permits, each Party shall use its reasonable best efforts to afford the other with advance notice of, and a meaningful opportunity to participate in, any such communications, including, without limitation, a right to attend, with advisors present, any meetings (telephonic or in person) with such Governmental Entities.

         (d) Without limiting the generality of the undertakings pursuant to this Section 8.5, the Company (in the case of clauses (i) and (iii)) and Buyer (in all cases set forth below) agree to take or cause to be taken the following actions: (i) provide promptly to any and all federal, state, local or foreign courts or Government Antitrust Entities information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the Transactions; (ii) the proffer by Buyer of its willingness to sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, and the sale of, such assets, categories of assets or businesses of the Company or Buyer or either's respective Subsidiaries (and to enter into agreements with the relevant Government Antitrust Entity giving effect thereto) no later than 90 days from the date of this Agreement if such action should be reasonably necessary or advisable to avoid the commencement of a proceeding to delay, restrain, enjoin or otherwise prohibit consummation of the transactions contem-plated by this Agreement by any Government Antitrust Entity; and (iii) take promptly, in the event that any Order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Transactions unlawful or that would prevent or delay consummation of the Transactions, any and all steps consistent with their "reasonable best efforts" obligations (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this paragraph) necessary to vacate, modify or suspend such Order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

         (e) Without limiting the generality of the undertakings pursuant to this Section 8.5, the Company agrees to provide, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause its and their respective officers, employees and advisors, including KPMG LLP, to provide, reasonable assistance to Buyer in connection with the completion of the financings contemplated in the Financing Arrangements to be consummated contemporaneously with or at or after the Closing in respect of the Transactions.

         (f) Without limiting the generality of the undertakings pursuant to this Section 8.5, Buyer agrees to use its reasonable best efforts to (i) enter into definitive documentation with respect to the financings contemplated by the Financing Arrangements on substantially the same terms reflected in the Financing Arrangements, (ii) negotiate a substantially complete form (subject to customary review and comment by the banks in the syndicate group) of definitive agreements with respect to the senior credit facilities contemplated thereby prior to the mailing of the Proxy Statement (although signing may be delayed until a later date), and (iii) to satisfy all conditions applicable to Buyer in such definitive documentation. Buyer will keep the Company informed on a regular ongoing basis of the status of the efforts to obtain such financings and will use its reasonable best efforts to (i) provide the Company and its advisors, on a current basis, drafts and final versions of the definitive documentation related to the Financing Arrangements, with an opportunity to provide comments to Buyer thereon and (ii) assure that any conditions to funding the Financing Arrangements relating to loan syndication are satisfied at or prior to the time that all other conditions to the Closing are expected to be satisfied. In the event any portion of the financings contemplated by the Arrangements becomes unavailable in the manner or from the sources originally contemplated, Buyer will use its reasonable best efforts to obtain any such portion from alternative sources on substantially comparable terms, if available, or if not substantially comparable, on terms and conditions satisfactory to Buyer in its sole discretion.

         8.6 Equitable Assignment. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer, as contemplated hereunder, of any Purchased Assets is prohibited by any applicable Laws or would require any governmental or third party Permits, including the Permits listed in Section 6.3 of the Disclosure Letter, and such Permits shall not have been obtained prior to the Closing (such Permits, collectively, "Delayed Consents"), this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof. Following the Closing the Parties shall use commercially reasonable efforts and shall cooperate with each other, to obtain promptly the Delayed Consents; provided that all reasonable out-of-pocket expenses of such cooperation and related actions shall be paid by Buyer. Pending receipt of the Delayed Consents or if such Delayed Consents are not obtained, the Parties shall cooperate with each other in any reasonable and lawful arrangements, effectively transferring to Buyer from and after the Closing, the rights and benefits of, and entitlements to exercise the Company's rights under, and effectively causing the Buyer to assume all Assumed Liabilities with respect to, such Purchased Assets and operations of the Business as if such assets and operations had been transferred by the Company to Buyer at Closing and any Liabilities associated with the arrangements specifically established by Buyer and the Company pursuant to this Section 8.6. Once any Delayed Consent is obtained, the Company shall assign, transfer, convey and deliver, or cause to be assigned, transferred, conveyed and delivered, such Purchased Assets and operations of the Business to Buyer at Buyer's expense with Buyer responsible for all reasonable out-of-pocket costs associated with the transfer of the relevant Purchased Assets and operations and any other Liabilities associated with such transfer and the ownership or operation of such Purchased Assets that would have comprised Assumed

Liabilities under this Agreement had such assets and operations been transferred by the Company to Buyer at Closing; provided that no additional consideration shall be paid by Buyer to the Company for such relevant Purchased Assets.

         8.7 Complete Financial Statements. (a) The Company shall use its reasonable best efforts to deliver to Buyer (i) audited combined statements of earnings and statements of cash flows for the Purchased Assets and the Assumed Liabilities for the years ended March 31, 2000 and March 31, 1999, (ii) an audited combined balance sheet for the Purchased Assets and the Assumed Liabilities as of March 31, 2000, (iii) unaudited combined statements of earnings and statements of cash flows for the Purchased Assets and the Assumed Liabilities for the nine months ended December 31, 2000, (iv) an unaudited combined balance sheet for the Purchased Assets and the Assumed Liabilities as of December 31, 2000, (v) an audited combined statement of earnings and an audited combined statement of cashflows for the Purchased Assets and the Assumed Liabilities for the year ended March 31, 2001, in each case together with reconciliations against the Purchased Assets and Assumed Liabilities excluding the Segregated Assets and Liabilities, and an audited combined balance sheet for the Purchased Assets and the Assumed Liabilities as of March 31, 2001, (vi) in the event that the Closing has not occurred by August 15, 2001, interim unaudited combined statements of earnings and cashflows for the Purchased Assets and Assumed Liabilities for the three-month periods ended June 30, 2000 and June 30, 2001 and interim unaudited combined balance sheets for the Purchased Assets and Assumed Liabilities for the three months ended June 30, 2000 and June 30, 2001, and (vii) in the event that the Closing has not occurred by November 15, 2001, interim unaudited combined statements of earnings and cashflows for the Purchased Assets and the Assumed Liabilities for the six-month periods ended September 30, 2000 and September 30, 2001 and unaudited combined balance sheets for the Purchased Assets and Assumed Liabilities for the six months ended September 30, 2000 and September 30, 2001, in each case prepared in accordance with GAAP (including GAAP requirements with respect to notes) and in compliance with requirements of Regulation S-X. The Company shall use its reasonable best efforts to deliver to Buyer the financial statements referred to in clauses (i) through (v) of the previous sentence (the "May Deliverables") by May 25, 2001. The Company shall cause its auditors to meet with Buyer and permit Buyer to review the auditors' workpapers concerning the May Deliverables, but Buyer shall not be permitted to copy such workpapers. The Company shall use its reasonable best efforts to deliver to Buyer (i) audited statements of earnings and statements of cash flows for the Purchased Assets and the Assumed Liabilities which do not include the "Arrid" or "Lady's Choice" product lines or the Lambert Kay business for the years ended March 31, 2001, March 31, 2000 and March 31, 1999, (ii) audited balance sheets for the Business which do not include the "Arrid" or "Lady's Choice" product lines or the Lambert Kay business as of March 31, 2001 and March 31, 2000, (iii) in the event that the Closing has not occurred by August 15, 2001, interim unaudited statements of earnings and cashflows for the Purchased Assets and the Assumed Liabilities which do not include the "Arrid" or "Lady's Choice" product lines or the Lambert Kay business for the three-month periods ended June 30, 2000 and June 30, 2001 and interim unaudited balance sheets for the Purchased Assets and Assumed Liabilities which do not include the "Arrid" or "Lady's Choice" product lines or the Lambert Kay business as of June 30, 2000 and June 30, 2001, and (iv) in the event that the Closing has not occurred by November 15, 2001, interim unaudited statements of earnings and cashflows for the Purchased Assets and the Assumed Liabilities which do not include the "Arrid" or "Lady's Choice" product lines or the Lambert Kay business for the six-month periods ended September 30, 2000 and September 30, 2001 and interim unaudited balance sheets for the Purchased Assets and Assumed Liabilities which do not include the "Arrid" or "Lady's Choice" product lines or the Lambert Kay business as of September 30, 2000 and September 30, 2001, in each case prepared in accordance with GAAP (including GAAP requirements with respect to notes) and in compliance with requirements of Regulation S-X. The Company shall use its reasonable best efforts to deliver to Buyer the financial statements referred to in clauses (i) and (ii) of the previous sentence by June 30, 2001. The Company shall use its reasonable best efforts to deliver to Buyer (i) audited statements of earnings and statements of cash flows for the "Arrid" and "Lady's Choice" product lines and the Lambert Kay business for the years ended March 31, 2001, March 31, 2000 and March 31, 1999, (ii) audited balance sheets for the "Arrid" and "Lady's Choice" product lines and the Lambert Kay business as of March 31, 2001 and March 31, 2000, (iii) in the event that the Closing has not occurred by August 15, 2001, interim unaudited statements of earnings and cashflows for the "Arrid" and "Lady's Choice" product lines and the Lambert Kay business for the three-month periods ended June 30, 2000 and June 30, 2001 and interim unaudited balance sheets for the "Arrid" and "Lady's Choice" product lines and the Lambert Kay business as of June 30, 2000 and June 30, 2001, and (iv) in the event that the Closing has not occurred by November 15, 2001, interim unaudited statements of earnings and cashflows for the "Arrid" and "Lady's Choice" product lines and the Lambert Kay business for the six-month periods ended September 30, 2000 and September 30, 2001 and interim unaudited balance sheets for the "Arrid" and "Lady's Choice" product lines and the Lambert Kay business as of September 30, 2000 and September 30, 2001, in each case prepared in accordance with GAAP (including GAAP requirements with respect to notes) and in compliance with requirements of Regulation S-X. The Company shall use its reasonable best efforts to deliver to Buyer the financial statements referred to in clauses (i) and (ii) of the previous sentence by June 30, 2001.

         (b) From the date hereof until the Closing Date, the Company shall use its reasonable best efforts to deliver to Buyer, promptly following the internal circulation thereof, (i) such monthly management reporting packages for the Company's Carter Products, Lambert Kay and International divisions as the Company prepares in the ordinary course of business, and (ii) such Friday sales reports for the Company's Carter Products and Lambert Kay divisions as the Company prepares in the ordinary course of business.

         (c) The Company shall cause the cash held by the Transferred Subsidiaries as of the Closing (other than the Carter-Horner Retained Cash Amount) to be held by the Transferred Subsidiaries (other than Carter-Horner Inc.) in ratable portions not materially inconsistent with their respective ratable portions of the cash held by the Transferred Subsidiaries (other than Carter-Horner Inc.) as reflected in the Audited Financial Statements.

         8.8 Intercompany Accounts. Intercompany accounts between the Company or any of its Subsidiaries, on the one hand and any Transferred Subsidiary, on the other hand ("Intercompany Accounts") in respect of goods sold in the ordinary course of business shall be paid in full 30 days after Closing and all other Intercompany Accounts will be canceled without payment prior to the Closing.

         8.9 Publicity. The initial press release concerning the Transactions shall be a joint press release approved in advance by the Company and Buyer and thereafter the Company and Buyer each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Transactions and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by applicable Laws or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service on which the securities of the Company or Buyer or its Affiliates are listed or quoted.

         8.10 No Solicitation and No Hiring. For a period of 24 months following the Closing Date, the Company and its Affiliates (excluding MedPointe Capital Partners, L.L.C., Cypress Associates II, LLC and TC Group, LLC and their respective Affiliates that are not otherwise Affiliates of the Company) shall not directly or indirectly solicit for employment or hire as an employee or consultant, any of the Transferred Employees or other employees of Buyer or its Affiliates engaged in the Business unless such employee's employment is earlier terminated by Buyer. For a period of 24 months following the Closing Date, Buyer and its Affiliates (excluding Financial Bidder and its Affiliates that are not otherwise Affiliates of the Company) shall not directly or indirectly solicit for employment or hire as an employee or consultant, any employee (other than an Transferred Employee) who works for the Company or its Affiliates unless such employee's employment is earlier terminated by the Company. Notwithstanding the foregoing, this Section 8.10 shall not prevent either Buyer or Company (or any of their respective Affiliates or any Person acting on their behalf) from conducting general searches for employees by use of advertisements or the media that are not directly targeted at the employees of the other Party.

         8.11 Acquisition Proposals. (a) The Company agrees that neither it nor any Subsidiary of the Company nor any of their respective officers or directors shall, and that it shall direct and cause its and such Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by them or any of the Company's Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise

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facilitate any inquiry or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, purchase or similar transaction involving (A) more than 15% of the consolidated assets of the Company primarily related to the Business (a "Business Acquisition Proposal");
(B) more than 15% of the consolidated assets of the Company primarily related to the operations of the Company other than the Business (such operations, the "Healthcare Business" and such a proposal, a "Healthcare Acquisition Proposal"); or (C) more than 15% of the outstanding equity securities of the Company or more than 15% of the consolidated assets primarily related to the Business and the consolidated assets primarily related to the Healthcare Business (a "Company Acquisition Proposal", any Business Acquisition Proposal, Healthcare Acquisition Proposal or Company Acquisition Proposal being referred to as an "Acquisition Proposal"); (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal (including by entering into any letter of intent or similar document or any contract, agreement or commitment with any Person making such an Acquisition Proposal) or
(iii) approve, endorse or recommend any Acquisition Proposal; provided, however, that prior to the effectiveness of the Company Requisite Vote, nothing contained in this Agreement shall prevent the Company, its directors, officers, agents or other representatives from (A) complying with its disclosure obligations under applicable Law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreements, it being understood that such confidentiality agreement will not prohibit the making of an Acquisition Proposal; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or entering into an agreement with such Person solely with respect to the payment by such Person of amounts payable to Buyer pursuant to Section 11.5(b) or to Parent pursuant to
Section 8.5(b) of the Merger Agreement; (D) approving, recommending or endorsing such an Acquisition Proposal to the stockholders of the Company (which, in the case of a Business Acquisition

Proposal or Company Acquisition Proposal, shall be deemed to be a withdrawal or modification of the recommendation of this Agreement by the Board of Directors of the Company), or (E) following the termination of the Merger Agreement pursuant to Section 8.3(a) thereof, entering into an agreement with a Person who has made an unsolicited bona fide written Healthcare Acquisition Proposal with respect to such Healthcare Acquisition Proposal, if and only to the extent that,
(i) in each such case referred to in clause (B), (C), (D) or (E) above, the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that failure to take such action would, in light of such Acquisition Proposal and the terms of this Agreement, be inconsistent with the fiduciary duties of the directors under applicable Law and (ii) (x) in the cases referred to in clause (B) or (C) above, the Board of Directors of the Company determines in good faith (after consultation with a financial advisor) that taking the actions permitted pursuant to such clauses with respect to an Acquisition Proposal could reasonably be expected to result in a Superior Proposal, assuming such Acquisition Proposal were consummated and (y) in the case referred to in clauses (D) or (E) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal is a Superior Proposal. A Business Acquisition Proposal is a "Superior Proposal" if (i) the transaction (or series of transactions) pursuant to such Acquisition Proposal involves the direct or indirect (by stock acquisition or otherwise) acquisition by a third party of all or substantially all of the consolidated assets of the Company primarily related to the Business and (ii) the consummation of such transaction (or series of transactions) pursuant to such Acquisition Proposal, together with the consummation of the Mergers pursuant to the Merger Agreement, will be more favorable to the Company's stockholders from a financial point of view than the Purchase, taken together with the Mergers and, for purposes of the determination to be made in clause (D) or (E) above, in the good faith judgment of the Board of Directors of the Company, such transaction is reasonably likely to be financed by such third party. A Healthcare Acquisition Proposal is a "Superior Proposal" if (i) the transaction (or series of transactions) pursuant to such Acquisition Proposal involves the direct or indirect (by merger, stock acquisition or otherwise) acquisition by a third party of the Healthcare Business and (ii) the consummation of such transaction (or series of transactions) pursuant to such Acquisition Proposal, together with the consummation of the Purchase, will be more favorable to the Company's stockholders from a financial point of view than the Mergers, taken together with the Purchase and such other transactions and, for purposes of the determination to be made in clause (D) or
(E) above, in the good faith judgment of the Board of Directors of the Company, such transaction is reasonably likely to be financed by such third party. A Company Acquisition Proposal is a "Superior Proposal" if (i) the transaction (or series of transactions) pursuant to such Acquisition Proposal involves a third party unaffiliated with CPI acquiring, directly or indirectly, not less than a majority of the outstanding Company Shares (by merger, stock acquisition or otherwise) or acquiring directly or indirectly, all or substantially all of the consolidated assets of the Company, (ii) such transaction (or series of transactions) is reasonably likely to be consummated and (iii) the consummation of such transaction (or series of transactions) pursuant to such Acquisition Proposal will be more favorable to the Company's stockholders from a financial point of view than the combined effect of the Purchase and the Mergers. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will notify Buyer immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives.

         (b) Buyer and its Affiliates shall not directly or indirectly (through Affiliates or otherwise), individually or as a group, enter into any agreement or other arrangement with any party to the Merger Agreement that would obligate any party to the Merger Agreement to refuse or otherwise fail to cooperate with the Company and its representatives or obligate any party to the Merger Agreement to oppose or otherwise act to thwart the Company's efforts to (i) negotiate with respect to a Business Acquisition Proposal or (ii) enter into a Business Acquisition Proposal that is a Superior Proposal.

         (c) In the event the Company terminates the Merger Agreement pursuant to Section 8.3(a) thereof in order to enter into an agreement with respect to a Healthcare Acquisition Proposal that constitutes a Superior Proposal,

Buyer shall be required to accept (i) the acquirors of the Healthcare Business pursuant to such agreements as replacements for Parent, CPI Merger Sub and Company Merger Sub (the "Substitute Merger Parties") for purposes hereof and
(ii) such agreement as a replacement for the Merger Agreement (such agreement and any related agreements, collectively, the "Substitute Merger Agreement") for purposes hereof if such Substitute Merger Parties and Substitute Merger Agreement would not, in the good faith judgment of Buyer (as compared with the Merger Agreement and the agreements entered into in connection therewith), materially and adversely affect the Buyer's rights or obligations hereunder and under the agreements executed and delivered in connection herewith (including the Ancillary Agreements, the Voting Agreement, the Shareholder Indemnification Agreement and the Fund Agreement), taking into account all relevant factors, including the terms and conditions of the Substitute Merger Agreement and the financial position of the Substitute Merger Parties. If the Company notifies Buyer that it intends, subject to not receiving a Section 8.11(c) Notice (as hereinafter defined), to terminate the Merger Agreement pursuant to Section 8.3(a) thereof in order to enter into a Substitute Merger Agreement pursuant to such Section 8.3(a) and, prior to or at the time of delivery of such notice, provides Buyer with a draft of such Substitute Merger Agreement and such documents and information relating to the Substitute Merger Parties and the transactions contemplated by the proposed Substitute Merger Agreement that are in the Company's possession or as may be reasonably obtained by the Company as Buyer may reasonably request, Buyer will notify the Company (the "Section 8.11(c) Notice") within three Business Days of such notice (not counting the day of receipt) following the date of receipt of such notice as to whether, in the exercise of its good faith judgment, such Substitute Merger Agreement with the Substitute Merger Parties would have any of the material adverse effects described above. If Buyer does not provide a Section 8.11(c) Notice within such three-day period, Buyer shall be deemed to accept the Substitute Merger Parties and the Substitute Merger Agreement. For purposes of this Agreement, upon execution and delivery by the Company and CPI of the substitute Merger Agreement, all references herein to the "Mergers" and the "Merger Agreement" shall become references to such Substitute Merger Agreement. It is further agreed that the giving by the Company to Parent of the notice that it intends to terminate this Agreement pursuant to Section 11.3(a) in order to enter into a Substitute Asset Purchase Agreement and the drafts, documents and information contemplated by Section 6.2(b) of the Merger Agreement, shall not, in and of itself, provide Buyer a right to terminate this Agreement pursuant to
Section 11.4.

         8.12 Timing of Closing. (a) Buyer will cooperate with the Company in causing the Closing contemplated by the Merger Agreement and the Closing contemplated by this Agreement to occur and be effected on the same date and the Closing contemplated by this Agreement to immediately precede the Closing contemplated by the Merger Agreement; it being understood and agreed that the closing contemplated by the Merger Agreement and the Closing will not be consummated until all conditions to closing in the Merger Agreement and this Agreement and the conditions to the extension of financing by all respective financing sources (debt and equity) have been satisfied or waived and the parties to this Agreement and the Merger Agreement and their respective financing sources (debt and equity) have entered into an appropriate agreement reasonably satisfactory to the Company (the "Closing Agreement") to such effect.

         (b) Without the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned, the Company shall not amend or modify the Merger Agreement in a manner that materially and adversely affects Buyer's rights and obligations hereunder. Subject to the foregoing, the Company shall deliver promptly to Buyer copies of all amendments or modifications to the Merger Agreement.

         (c) Without the prior written consent of the Company, which shall not be unreasonably withheld, delayed or conditioned, Strategic Buyer and Buyer shall not amend or modify the Product Line Purchase Agreement in a manner that would materially and adversely affect the Company. Without the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned, the Company will not terminate the Merger Agreement pursuant to
Section 8.1 thereof. Subject to the foregoing, Buyer shall deliver promptly to the Company copies of all amendments or modifications to the Product Line Purchase Agreement. The Company and Buyer shall cooperate in causing the Closing contemplated by the Product Line Purchase Agreement to be effected in accordance therewith.

         8.13 Insurance. The Company will use its reasonable best efforts to ensure that, at or prior to Closing, the Buyer is named as an additional insured under each of the Company's insurance policies in effect on the date of this Agreement.

         8.14 Sofibel S.A.R.L. Conversion. Subject to and in accordance with the applicable requirements of French Law, the Company shall use its reasonable best efforts to convert (by merger or otherwise) its Subsidiary Sofibel S.A.R.L. prior to Closing from an S.A.R.L. entity into an S.A.S. or S.A. entity, at Buyer's request, exercisable once. If such conversion has been effected, Buyer shall not convert Sofibel S.A.S. or S.A., as the case may be, again into an S.A.R.L. entity for a period of five years following the Closing. All references in this Agreement, the Disclosure Letter and any Ancillary Agreements to Sofibel S.A.R.L. shall be deemed to be references to Sofibel S.A.S or S.A., as the case may be, following the effectiveness of such conversion.

         8.15 Carter-Horner Taxes. Buyer agrees to cause Carter-Horner to pay to the Company any amounts actually withheld, deducted or otherwise collected by Carter-Horner with respect to any distribution or other payment made with respect to shares of Carter-Horner stock in excess of any Taxes required to be so withheld, deducted or otherwise collected.

                                   ARTICLE IX

                             Employees and Benefits

         9.1 Employees and Service Crediting.

         (a) Offer of Employment with Buyer. (i) The parties hereto intend that there shall be continuity of employment with respect to all Available Employees who become Transferred Employees. Except where applicable Laws provide for an automatic transfer of employees upon the transfer of a business as a going concern, Buyer shall make an offer of employment effective as of the Closing to each Available Employee (including those on vacation, and Leave Recipients (as defined in Section 9.1(c)) on the Closing Date which offer, except as provided below, shall include a base salary or wages not less than as in effect with respect to each such Employee at Closing and shall not require that such Employee relocate to a work location more than 45 miles from such Employee's current work location. In addition to the foregoing base salary, wage and location terms, except as provided below such offer shall provide for substantially comparable total benefits and compensation in the aggregate for the group of Employees taken as a whole (including short-term bonus opportunities, but excluding equity compensation and post-retirement health and welfare except for Employees with Executive Employment Agreements and Change in Control Agreements listed on
Section 6.7(a) of the Disclosure Letter and also excluding the Executive Automobile Policy described in Section 8.1(b)(v) of the Disclosure Letter)) to such total benefits and compensation provided by the Company in the aggregate for all Available Employees taken as a whole as of the Closing. Each offer shall also contain the covenant of Buyer set forth in subsections 9.1(e), 9.1(f), 9.1(h)(i)), 9.1(i)(ii) and (iii), and 9.1(j) below. The requirement of comparability of benefits shall not apply to Employees covered by a collective bargaining agreement. Prior to the Closing Date, the Company shall cooperate with and use commercially reasonable efforts to assist Buyer in its efforts to secure reasonably satisfactory employment arrangements with the Available Employees. Each Available Employee who accepts an offer of employment with Buyer shall become and shall be referred to herein as a "Transferred Employee."

         (ii) Notwithstanding anything to the contrary herein, Buyer shall also have the ability to make employment offers which are not "comparable" to their current terms and conditions to up to thirty Available Employees, which offer shall describe the provisions of this Section 9(a)(ii), in which case if the Available Employee rejects such offer (but only if he or she rejects such offer), Buyer shall be responsible for such Employee's severance pay as specified in the Change in Control Severance Plan set forth in Section 9.1(d) of the Disclosure Letter (the "CIC Severance Plan") (or other applicable severance arrangement for Employees not covered by the CIC Severance Plan), and Buyer shall indemnify the Company for all such severance obligations with respect to such Available Employees. In the event an Available Employee accepts an offer with Buyer with a Base Salary (as defined in the CIC Severance Plan) less than such employee's Base Salary at the Closing Date or location more than 45 miles from such Employee's principal place of employment at the time of such offer, if consented to by such Employee in writing upon accepting such offer such Employee shall not be entitled to severance pay by reason of such noncomparable employment, however such new Base Salary or location will become the benchmark Base Salary or location to determine eligibility for severance for Good Reason (as defined in the CIC Severance Plan) thereafter, but shall not affect the calculation of the amount of severance payments under any circumstances, as provided in the CIC Severance Plan. In all other respects, such group of Available Employees shall be treated as other Available Employees under this Section 9.1. Nothing herein shall be construed as a guarantee of any length of employment or shall restrict Buyer's ability to terminate any Transferred Employee, subject to any applicable Laws, employment agreements or collective bargaining agreements.

         (b) Adjustment of Available Employees for Subsequently Hired Employees. An employee hired by the Company after the date hereof who would have been an Available Employee but for not being employed on the date hereof shall become an Available Employee as of the date of hire. An Employee who is on the Available Employee list who retires (under the terms of the applicable qualified defined benefit pension plan) or dies prior to the Closing Date shall be removed from the Available Employee list. Approximately five Business Days prior to Closing, the Company shall furnish to Buyer an updated list of Available Employees as of such date.

         (c) Special Provisions for Leave Recipients. (i) Any offer of employment extended pursuant to Section 9.1(a) to an Available Employee who is not actively at work on the date of such offer as a result of short-term disability leave, or other approved personal leave (including, without limitation, military leave with re-employment rights under federal law, leave with right of re-employment under any collective bargaining agreement and leave under the Family Medical Leave Act of 1993), (individually, a "Leave Recipient" and collectively the "Leave Recipients") will remain effective until such Available Employee's termination of such short-term disability or approved leave of absence, respectively, provided that he or she returns to active service before the later of (A) 180 days following the Closing Date or (B) the date such employee's re-employment rights expire under the applicable agreement or applicable Laws. Prior to returning to active status, such Leave Recipient shall continue to receive benefits, if any, to which he or she is entitled pursuant to the applicable agreement or under the Compensation and Benefit Plans maintained by the Company; provided that to the extent compensation or benefits paid or provided to such a Leave Recipient under the Company's Compensation and Benefit Plans is not fully covered by the Company's insurance, Buyer shall reimburse the Company for the dollar value of any such compensation and benefits that are not covered.

         (ii) When the Leave Recipient returns to active status pursuant to the terms of clause (i) above and accepts Buyer's offer of employment, such Leave Recipient shall be considered a Transferred Employee (as defined above) and the following provisions shall apply: (A) the Leave Recipient shall cease to be eligible for coverage and benefits under any employee benefit plans or programs maintained by the Company (including, without limitation the Compensation and Benefit Plans) except to the extent, if any, that such coverage and benefits are required by the terms of the Company's plans, applicable Law or by this subsection (c); (B) the Leave Recipient, upon becoming a Transferred Employee, shall become eligible for coverage and benefits under all employee benefit plans or programs maintained by Buyer under the same terms and conditions that apply to other Transferred Employees; and (C) the Leave Recipient's period of leave shall be treated as a period of service under the employee benefit plans and programs of Buyer to the same extent as if the Leave Recipient had received benefits under a similar plan or was subject to a similar policy of Buyer except to the extent such service credit will result in duplication of benefits to the Leave Recipient.

         (iii) Any Leave Recipient who (A) was receiving short-term disability benefits under a Compensation and Benefit Plan, (B) becomes a Transferred Employee under Section (ii) above, and (C) terminates employment with Buyer within the time period in the applicable company policy under circumstances relating to the same infirmity (as defined in the applicable company policy) which gave rise to the short-term disability that existed on the Closing Date that would entitle such person to benefits under a Compensation and Benefit Plan that is a long term disability plan, shall receive such benefits as are provided under such Company plan. Any benefits under a Buyer plan shall be provided in accordance with, and subject to, the terms of such plan.

         (d) Buyer Benefit Obligation. Buyer shall establish and maintain until June 30, 2002 employee benefit plans, programs, policies and arrangements for Transferred Employees which provide benefits to the Transferred Employees that, as a group, are substantially comparable in the aggregate to those provided to the Transferred Employees, as a group, under the applicable Compensation and Benefit Plans in effect on the Closing Date (other than equity compensation and post-retirement health and welfare, except for those Transferred Employees with Executive Employment Agreements or Change in Control Agreements listed on
Section 6.7(a) of the Disclosure Letter, and also other than the Executive Automobile Policy, described on Section 8.1(b)(v) of the Disclosure Letter); provided, however, that the requirements of this sentence shall not apply to Transferred Employees who are covered by a collective bargaining agreement. Such requirement shall be applied based upon the benefits offered to Transferred Employees generally, and shall not be applied on an employee-by-employee basis, nor shall any lack of equity-based compensation, post-retirement health and welfare coverage of active employees (other than those executives entitled to benefits under the Corporate Officer Medical Expense Reimbursement Plan), or lack of Executive Automobile Policy, be taken into account in making such determination. Notwithstanding the above aggregation, Buyer shall accept assignment, and assume, from the Company or its Subsidiaries all employment and change in control agreements to which any Available Employee is a party and Buyer shall assume the obligation to provide severance pay and benefits to Available Employees no less favorable than the benefits provided pursuant to the severance plan set forth in Section 9.1(d) of the Disclosure Letter (to the extent such Employee is covered by such plan). Except as expressly provided in
Section 9.1(c) or as required by law, all Available Employees shall cease accruing benefits under and shall cease to participate in the Compensation and Benefit Plans as of the Closing Date.

         (e) Payment of Bonuses. At the earlier of such Employee's termination of employment (except termination for cause as defined in the CIC Severance Plan, which termination has no bonus entitlement) or April 1, 2002, Buyer shall pay to each Available Employee who is employed immediately prior to Closing, other than employees covered by a collective bargaining agreement or employees whose employment agreement or other individual agreement otherwise provides for such payment, a payment equal to a pro rata portion of such employee's target bonus, if any, under the Company's annual incentive bonus plan(s) in which such employee is a participant, for the portion of the bonus year that has elapsed from April 1, 2001 until the Closing Date.

         (f) Recognition of Service. On and after the Closing Date and for purposes of eligibility, vesting, vacation entitlement and severance benefits under all employee compensation and benefit plans of Buyer, each Transferred Employee shall receive full credit from Buyer for all prior service properly credited under the Compensation and Benefit Plans. Section 6.7(b)(1) of the Disclosure Letter may be conclusively relied upon by Buyer in crediting service in accordance with this Section.

         (g) Compensation and Benefit Plan Assets to be Transferred to Buyer. As soon as practicable after the Closing Date, the Company agrees to cause the trustee of the Assumed Pension Plan to transfer to the trustee of the Buyer's pension plan all assets with respect to the Assumed Pension Plan. As of the Closing Date, Buyer shall assume all Liabilities with respect to the Assumed Pension Plan. Seller shall transfer or shall cause the trustee to transfer, effective as of the Closing Date, assets with respect to the life insurance policies underlying the Split Dollar Agreements listed on Section 6.7(a) of the Disclosure Letter with respect to Transferred Employees. As of the Closing Date, Buyer shall assume all Liabilities with respect to such Split Dollar Agreements. Except as described in subsection (h)(iii) below, no assets will be transferred in connection with this Agreement in respect of any Compensation and Benefit Plan other than the Assumed Pension Plan and the life insurance policies underlying the Split Dollar Agreements listed on Section 6.7(a) of the Disclosure Letter.

         (h) Buyer Savings Plan. (i) As of the Closing Date, Buyer shall establish and maintain a tax-qualified defined contribution plan (the "Buyer Savings Plan"). All Transferred Employees will be eligible to participate in the Buyer Savings Plan.

         (ii) Distributable Event. If a distribution is permissible under
Section 401(k) of the Code, as determined by the Company in its sole discretion, the Company will permit each Transferred Employee to elect a distribution of benefits from the applicable tax-qualified defined contribution plan maintained by the Company (the "Company Savings Plan"). If the Company permits Transferred Employees to elect distributions, Buyer will cause the Buyer Savings Plan to accept a direct rollover of the portion of a Transferred Employee's distribution which constitutes an eligible rollover distribution, including any outstanding loans and related promissory notes.

         (iii) Plan-to-Plan Transfer. If the Company determines in accordance with the foregoing that a distribution is not permissible under Section 401(k) of the Code, then Buyer and the Company agree to use their reasonable best efforts to effect a plan to plan transfer of the account balances and related Liabilities of the Transferred Employees, except to the extent the Company elects to allow Transferred Employees to choose to retain their account balances in the Company Savings Plans (and to the extent Transferred Employees elect to so retain their account balances). Such a transfer (if any) shall occur on or as soon as practicable after the Closing Date. To implement such a transfer (if any), the Company shall direct the trustee(s) of the Company Savings Plans to transfer to the trustee or funding agent of the Buyer Savings Plan an amount in cash or kind (as determined by the Company with the consent of Buyer, which shall not be unreasonably withheld) equal in value to the account balances of the Transferred Employees covered by the Company Savings Plans as of the date of the transfer (other than any such employees who are permitted by the Company to elect, and who so elect, to retain such account balances in the Company Savings Plans); provided that to the extent the account balances to be transferred consist in whole or in part of outstanding loans, the Company shall direct the trustee(s) of the Company Savings Plans to transfer to the trustee or funding agent of the Buyer Savings Plan, in lieu of cash, the promissory notes and related documents evidencing such loans. Buyer and the Company shall take such actions as may be required to effect the assignment of such loans by the trustee(s) of the Company Savings Plans to the trustee or funding agent of the Buyer Savings Plan. In addition, the transfer procedure (if any) shall ensure that all account balances of Transferred Employees remain invested, or receive a reasonable rate of return, throughout the transfer process. As of the date and to the extent that assets from the Company Savings Plan are transferred to a Buyer Savings Plan, all Liabilities related to or arising from such assets shall be assumed by Buyer Savings Plan.

         (iv) Matching Contributions. All required matching contributions with respect to the Transferred Employees' contributions to the Company Savings Plans that are eligible for matching and made before the Closing Date (or with respect to compensation earned by such Transferred Employees prior to the Closing Date but paid by the Company and its Affiliates after the Closing Date) shall be made by the Company, without regard to any year of service or last day of Plan year active employment requirements (and the Company Savings Plan shall be amended, if necessary, to accomplish this result). Such matching contributions shall be made not later than the date on which all other matching contributions are made to the Company Savings Plans with respect to contributions made at the same time as the Transferred Employees' contributions.

         (i) Welfare Plans and Other Unfunded Plans. (i) The Company shall retain responsibility for all medical, dental, cafeteria plan, Accidental Death and Dismemberment, life and short- and long-term disability insurance claims, workers compensation, and all other welfare and fringe benefit claims (x) incurred by Employees who are not Available Employees or employees of the Transferred Subsidiaries as of the Closing Date and (y) incurred by Available Employees prior to the Closing Date; provided that Buyer shall assume, and shall reimburse the Company for, 60% of any retiree medical liability incurred with respect to any Covered Retiree. The Company shall not offer any severance, through the Company's regular severance program or otherwise, to Available Employees who do not become Transferred Employees, except as described in
Section 9.1(a)(ii) or as disclosed pursuant to an individual agreement in
Section 6.7(a) of the Disclosure Letter. Except as otherwise expressly provided in this Agreement with respect to Covered Retirees, the Company shall retain responsibility for all compensation and benefits (including, without limitation, retiree medical), for any Available Employee who retires or dies on or before the Closing Date. For purposes of this paragraph, a claim shall be deemed to have been incurred when the medical or other service giving rise to the claim is performed, except that disability

(including workers compensation) claims shall be deemed to have been incurred on the date the Employee becomes disabled as determined under the terms of the applicable Compensation and Benefit Plan. Notwithstanding the foregoing but subject to Sections 8.1(b)(viii) and 9.1(i)(i), Buyer shall be liable for severance and termination obligations for Available Employees who quit, resign or are otherwise terminated prior to the Closing Date, other than Available Employees who retire (under the terms of the applicable defined benefit pension plan) or die prior to the Closing Date, for whom such obligations shall be retained by the Company (subject to the Buyer's assumption of liabilities with respect to Covered Retirees as expressly provided herein). For the avoidance of doubt, Buyer shall be liable for any severance and termination obligations incurred as a result of the consummation of the Transactions for Available Employees and the Company shall retain liability for severance paid to Employees who are not Available Employees and not employees of the Transferred Subsidiaries.

         (ii) Buyer agrees to cause each of its medical, dental and health plans that provides coverage to a Transferred Employee to (A) waive any preexisting conditions, waiting periods and actively at work requirements under such plans, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Transferred Employees immediately prior to the Closing Date and (B) cause such plans to honor any expenses incurred by the Transferred Employees and their beneficiaries under similar plans of the Company during the portion of the calendar year prior to the Closing Date for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.

         (iii) Beneficiary Coverage. References herein to a benefit with respect to a Transferred Employee or Available Employee shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Transferred Employee or Available Employee under the terms of the relevant employee benefit policy, plan, arrangement, program, practice, or agreement.

         (iv) The Company shall retain all Liabilities under the Compensation and Benefit Plans listed on Section 9.1(i)(iv) of the Disclosure Letter.

         (v) At the Closing, Buyer shall execute and deliver the letter attached hereto as Exhibit I, to the recipients described therein.

         (j) Vacation. The Company shall not pay out to Employees vacation pay benefits earned but not yet used as of the Closing Date, other than for Available Employees who choose not to become Transferred Employees, which vacation pay cost shall be reimbursed by Buyer. Buyer shall provide Transferred Employees with credit under Buyer's vacation pay plan for the earned but not yet used vacation pay benefits and attributable to each Transferred Employee as set forth on a written schedule provided prior to the Closing by the Company to Buyer. Liability for such amounts shall be borne by Buyer; the Company shall have no liability for such vacation pay benefits.

         (k) WARN Act and Health Care Continuance Requirements.

         (i) Buyer shall be responsible for providing or discharging any and all notifications, benefits, and liabilities to Transferred Employees and Governmental Entities required by the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") or by any other applicable law relating to plant closings or employee separations or severance pay that are first required to be provided or discharged on or after the Closing Date, including pre-closing notice or liabilities if actions by Buyer on or after the Closing Date result in a notice requirement or liability under such laws. The Company shall reasonably cooperate with Buyer in preparing and distributing any notices that Buyer may desire to provide prior to Closing. All employees involuntarily separated from employment by the Company within 90 days of the Closing Date shall be identified on a schedule to be prepared by the Company and submitted to Buyer as soon as practicable after the date hereof and in no event later than the Closing Date. Buyer and the Company shall cooperate with each other to provide timely notice, if required, to any Governmental Entity of the consummation of this Agreement and the related transfer of employees.

         (ii) The Company shall retain the obligations with respect to COBRA continuation coverage for all Available Employees who do not become Transferred Employees; provided however, that Buyer shall reimburse the Company for the amount by which aggregate medical claims incurred by such Employees exceeds the aggregate premiums collected by the Company with respect to COBRA coverage for such Employees.

         (l) The Company shall cause each Transferred Subsidiary that is a participating subsidiary in any Compensation and Benefit Plan retained by the Company to cease to be a participating subsidiary as of the Closing.

         9.2 Transitional Employment Matters. (a) Buyer shall assume and shall reimburse the Company for all Liabilities that arise or have arisen out of, in respect of or as a result of the employment (or termination of employment) of any Transition Employee, except that the Company expressly retains liability for
(i) salary, wages, cash compensation and related payroll taxes and providing employee benefits during the period from the Closing Date to the date such Transition Employee's employment is terminated, (ii) incremental liability, if any, for any post-employment benefit entitlement and severance incurred by reason of a Transition Employee remaining employed by the Company after the first anniversary of the Closing Date, (iii) incremental severance liability, if any, by reason of the Company (x) increasing the salary of any such Transition Employee by more than 4% since the Closing Date or (y) putting in place severance enhancements after the Closing Date, and (iv) any employment-related liabilities to the extent related to acts or omissions that occur during the period from the Closing Date to the date such Transition Employee's employment is terminated (including, without limitation, for employment discrimination or other torts or violations of law). Buyer and the Company shall share Liability for any retiree medical obligations for Transition Employees who either (i) retire in the first year after the Closing, or (ii) were eligible to retire and receive retiree medical benefits under the Company's retiree medical plan as of the Closing Date, to the same extent as for Covered Retirees. Any other retiree medical Liabilities for Transition Employees shall be the Company's responsibility.

         9.3 Other Employee Matters. (a) The Company, Buyer, the administrator of the Compensation and Benefit Plans and the administrator of the employee benefits plans established by Buyer shall assist and cooperate with each other in providing each other with any records, documents or other information and access to personnel within its control or to which it has access that is reasonably requested by any other such party as necessary to the disposition, settlement or defense of any claim or to the implementation of the provisions of this Article IX.

         (b) Successors and Assigns. From and after Closing, in the event either Party or any of its successors and assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets relating to the Business to any Person, then, and in each case, proper provision shall be made so that such successors and assigns of such Party expressly agree to assume and honor the obligations of such Party set forth in this Article.

         (c) Each of Buyer and the Company acknowledge that the Transactions contemplated by this Agreement and by the Merger Agreement shall be a "change-in-control" of the Company with respect to all participants under any "Change of Control" provisions of the Compensation and Benefit Plans.

                                    ARTICLE X

                                   Conditions

         10.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

         (a) Stockholder Approval. The Transactions shall have been authorized by a resolution adopted by the Company Requisite Vote.

         (b) Regulatory Consents. The waiting periods applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated and the notices, reports and other filings listed in Section 10.1(b) of the Disclosure Letter shall have been made or obtained.

         (c) No Orders. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (collectively, an "Order") that is in effect and restrains, enjoins or otherwise prohibits consummation of the Transactions.

         (d) Closing Agreement. The Company, Buyer, CPI, Parent, CPI Merger Sub and Company Merger Sub shall have executed and delivered, each to the other, the Closing Agreement as contemplated by Section 8.12(a).

         (e) Financing. Buyer shall have obtained financing proceeds sufficient to consummate the Purchase on the terms and conditions set forth in the Arrangements or upon terms and conditions which are substantially comparable thereto, and to the extent that any of the terms and conditions are not so set forth or are not so substantially comparable, on terms and conditions satisfactory to Buyer in its sole discretion.

         10.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing are also subject to the satisfaction or waiver by Buyer at or prior to the Closing of the following conditions:

         (a) Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to "Material Adverse Effect" shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to "Material Adverse Effect" shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 10.2(a)(ii) shall be deemed to have been satisfied even if such representations and warranties of the Company are not true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had (since the date of this Agreement) or is reasonably likely to have a Material Adverse Effect; and (iii) Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this
Section 10.2(a) and the conditions set forth in this Section 10.2(a) have been satisfied.

         (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; provided that the Company shall have performed its obligations pursuant to Section 8.1(b)(vii) in all respects.

         (c) Permits. All Permits listed in Section 10.2(c) of the Disclosure Letter shall have been obtained, or arrangements reasonably satisfactory to Buyer to provide Buyer the benefits of such items as to which Permits shall have not been obtained, shall have been entered into.

         (d) No Litigation. No Governmental Entity shall have instituted any suit, action or proceeding that remains pending at the time of Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the Purchase or the Mergers (an "Injunctive Action"), and no Person shall have instituted any suits, actions or proceeding that remains pending at the time of Closing before any U.S. court of competent jurisdiction, except for any (i) Injunctive Action and (ii) any other such suits, actions or proceedings that, after giving effect to any liabilities of Buyer pursuant to the Indemnification Agreement, are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

         (e) Fund Agreement. The Company and the shareholders party thereto shall have executed and delivered to Buyer the Fund Agreement.

         10.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Closing are also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

         (a) Representations and Warranties of Buyer. (i) The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) provided, however, that notwithstanding anything herein to the contrary, this
Section 10.3(a) shall be deemed to have been satisfied even if the representations and warranties of Buyer are not so true and correct unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, is reasonably likely to materially delay or impair the validity of the transactions contemplated by this Agreement; and (ii) the Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer of Buyer to the effect that such Chief Executive Officer has read this Section 10.3(a) and the condition set forth in this Section 10.3(a) has been satisfied.

         (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                                   ARTICLE XI

                                   Termination

         11.1 Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by mutual written consent of the Company and Buyer by action of their respective boards of directors.

         11.2 Termination by Either Buyer or the Company. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by action of the board of directors of either Buyer or the Company if
(i) the Transactions shall not have been consummated by October 31, 2001 (the "Termination Date"), whether such date is before or after the adoption of this Agreement by holders of Company Shares, (ii) the Company shall not have obtained the Company Requisite Vote upon a vote taken at a meeting of the

Company stockholders duly convened therefor or at any adjournment or postponement thereof or as a result of a solicitation of consents pursuant to the DGCL and, to the extent applicable, the federal proxy rules, or (iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Transactions shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have contributed to the occurrence of the failure of the Transactions to be consummated.

         11.3 Termination by the Company. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether before or after the authorization of the Transactions by holders of a majority of Company Shares entitled to vote thereon referred to in Section 10.1(a), by action of the Board of Directors of the Company:

         (a) prior to the effectiveness of the Company Requisite Vote, if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a Business Acquisition Proposal or Company Acquisition Proposal that constitutes a Superior Proposal and the Company notifies the Buyer that it intends to enter into such an agreement, (ii) Buyer does not make, within three business days of receipt (not counting the day of receipt) of the Company's written notification of its intention to enter into a binding agreement for such Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as such Superior Proposal and (iii) as a condition to termination pursuant to this Section 11.3 the Company upon such termination pays to the Buyer in immediately available funds any fees required to be paid pursuant to Section 11.5(b);

         (b) if there has been a material breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to the Buyer and as a result of any such breach or breaches either of the conditions set forth in Section 10.3(a) or (b) would not be satisfied at the Closing; or

         (c) (i) if the Merger Agreement has been terminated in accordance with the terms thereof (other than pursuant to Section 8.3(a) of the Merger Agreement to enter into a binding written agreement concerning a Healthcare Acquisition Proposal) or (ii) within 10 Business Days after the termination of the Merger Agreement pursuant to such Section 8.3(a), the Company has not entered into a new agreement with respect to a Healthcare Acquisition Proposal that Buyer is required to accept as a Substitute Merger Agreement pursuant to Section 8.11(c).

         11.4 Termination by Buyer. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by action of the Board of Directors of Buyer:

         (a) if the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or after an Acquisition Proposal has been made failed to reconfirm its recommendation of this Agreement within five Business Days after a written request by Buyer to do so; or

         (b) if there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement (other than any representation and warranty set forth in Section 6.5(d) or (e)) that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Buyer to the Company, and as a result of any such breach or breaches either of the conditions set forth in Section 10.2(a) or
(b) would not be satisfied at the Closing; or

         (c) if (i) the Merger Agreement is terminated in accordance with the terms thereof (other than pursuant to Section 8.3(a) of the Merger Agreement to enter into a binding agreement concerning a Healthcare Acquisition Proposal that constitutes a Superior Proposal) or (ii) within 10 Business Days after the termination of the Merger Agreement pursuant to such Section 8.3(a), the Company has not entered into a new agreement with respect to a Healthcare Acquisition Proposal that Buyer is required to accept as a Substitute Merger Agreement pursuant to Section 8.11(c);

         (d) at any time during the ten days following the delivery by the Company to the Buyer of the financial statements described in clause (v) of the first sentence of Section 8.7(a), if either of the representations and warranties set forth in Section 6.5(d) or (e) is not true and accurate in all respects as of the date of such termination; or

         (e) at any time between June 23, 2001 and July 3, 2001 (or such later date as may be agreed by the Parties in writing), if any of the financial statements required to be delivered by the Company pursuant to clauses (i) through (v) of Section 8.7(a) are not delivered to Buyer on or prior to June 22, 2001.

         11.5 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Transactions pursuant to this Article XI, this Agreement (other than as set forth in Sections 12.1, 12.2 and this Section 11.5) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided that the agreements contained in the last sentence of Section 8.2(a) and in Sections 11.5 and 11.6 and in Article XII of this Agreement shall survive termination.

         (b) In the event that this Agreement is terminated (i) by the Company pursuant to Section 11.3(a) or (ii) by Buyer pursuant to Section 11.4(a) or (b) or (iii) by either Party pursuant to Section 11.2(ii), in the case of this clause (iii), if the Voting Agreement has not been terminated pursuant to
Section 8(b)(i)(z) thereof at the time of such vote, then the Company shall promptly, but in no event later than two Business Days after the date of such termination, pay Buyer a termination fee of $22,000,000 and shall promptly, but in no event later than two days after being notified of such by Buyer, pay all of the charges and expenses incurred by Buyer in connection with this Agreement and the Transactions up to a maximum amount of $4,000,000, in each case payable by wire transfer of same day funds. Notwithstanding the foregoing, in the event that this Agreement is terminated by either party pursuant to Section 11.2(ii) and the Voting Agreement has been terminated pursuant to Section 8(b)(i)(z) thereof at the time of such vote, the Company shall promptly, but in no event later than two days after being notified of such by Buyer, pay all of the reasonable and customary charges and expenses incurred by Buyer in connection with this Agreement and the Transactions up to a maximum amount of $5,000,000, payable by wire transfer of same day funds. The Company's payment shall be the sole and exclusive remedy of Buyer against the Company and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the breach of any covenant or agreement set forth in this Agreement. The Company acknowledges that the agreements contained in this Section 11.5(b) are an integral part of the Transactions, and that, without these agreements, Buyer and the Company would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 11.5(b), and, in order to obtain such payment, the Buyer commences a suit which results in a judgment against the Company for the fee, charges or expenses set forth in this Section 11.5(b), the Company shall pay to the Buyer its reasonable costs and expenses (including reasonable attorney's fees) in connection with such suit, together with interest on the amount so owing at the prime lending rate of Citibank, N.A. in effect on the date such payment was required to be made.

         11.6 Return of Information. If for any reason whatsoever this Agreement is terminated, the Buyer shall promptly return to the Company all books, Contracts, records and data room contents and other written information related to the Business and all copies or summaries thereof furnished by the Company or its Subsidiaries or any of their respective agents, employees, or representatives (including all copies, if any, thereof), and shall not use or disclose the information contained in such books and records or other documents for any purpose or make such information available to any other entity or person. The foregoing obligations of Buyer shall be in addition to Buyer's obligations under the Confidentiality Agreements.

                                   ARTICLE XII

                            Miscellaneous and General

         12.1 Survival. Only this Article XII and Articles II, III, IV, V and IX and Sections 8.6 (Equitable Assignment), 8.9 (Publicity), 8.10 (No Solicitation and No Hiring), 8.14 (Sofibel S.A.R.L. Conversion) and 11.6 (Return of Information) shall survive the Closing. Only this Article XII and the agreements of Buyer and the Company contained in the last sentence of Section 8.2(a) (Access) and in Sections 8.4 (Proxy Statement), 11.5 (Effect of Termination and Abandonment) and 11.6 (Return of Information) and the Confidentiality Agreements shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the Closing or the termination of this Agreement.

         12.2 Expenses. (a) Except to the extent otherwise expressly provided herein, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense.

         (b) Notwithstanding the provisions of Section 12.2(a), in the event that this Agreement is terminated pursuant to Section 11.4(d) or (e), then the Company shall promptly, but in no event later than two days after the date of such termination, pay all of the charges and expenses incurred by Buyer in connection with this Agreement and the Transactions up to a maximum amount of $2,500,000, payable by wire transfer of same day funds.

         (c) Notwithstanding the provisions of Section 12.2(a), in the event that any of (i) the Merger Agreement is terminated pursuant to Section 8.3(b) thereof or Section 8.4(a) or (b) thereof, or (ii) this Agreement is terminated pursuant to Section 11.4(c)(ii) as a result of the termination of the Merger Agreement pursuant to Section 8.3(a) of the Merger Agreement, or (iii) the Buyer and its debt and equity financing sources have executed and delivered to the Company the Closing Agreement stating that all conditions to the Closing (other than the execution and delivery of the Closing Agreement by the other parties thereto) have been or will be satisfied or waived by Buyer

(other than Section 10.1(c), which cannot be waived for this purpose) and this Agreement is thereafter terminated pursuant to Section 11.3(c) or 11.4(c), then, in any such case, the Company shall promptly, but in no event later than two days after the date of such termination, pay all of the charges and expenses incurred by Buyer in connection with this Agreement and the Transactions up to a maximum amount of $5,000,000, payable by wire transfer of same day funds.

         (d) In the event that the Company shall reimburse Buyer's expenses pursuant to any of the first sentence of Section 11.5(b), the second sentence of
Section 11.5(b), Section 12.2(b) or Section 12.2(c) (any of such four provisions, a "Specified Provision"), payments made in respect of the reimbursement of expenses pursuant to any Specified Provision will be credited against any payment required to be made pursuant to any other Specified Provision.

         12.3 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Closing, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of Buyer and the Company.

         12.4 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Transactions are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

         12.5 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         12.6 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND ANY DISPUTES, CLAIMS OR CONTROVERSIES ARISING FROM OR RELATING TO THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, EXCEPT TO THE EXTENT THAT DELAWARE LAW IS REQUIRED TO BE APPLICABLE UNDER APPLICABLE CHOICE OF LAW PRINCIPLES. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United

States of America located in the County of New York, New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement (unless otherwise provided therein), and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all Claims shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Claim by certified mail in the manner provided in
Section 12.7 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

         (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.6.

         12.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail return receipt requested, postage prepaid, by overnight courier, or by facsimile:

         if to Buyer

         Armkel, LLC
         c/o Kelso & Company
         320 Park Avenue, 24th Floor
         New York , NY 10022
         Attention: General Counsel
         fax: (212) 555-1212
         (with copies to:

         Church & Dwight Co., Inc.
         469 North Harrison Street
         Princeton, N.J. 08543
         Attention: General Counsel
         fax: (609) 555-1212

         Ronald Beard
         Gibson, Dunn & Crutcher LLP
         4 Park Plaza
         Irvine, CA 92614
         Tel:     (949) 451-4089
         Fax:     (949) 475-4730

         Steven P. Buffone
         Barbara L. Becker
         Gibson, Dunn & Crutcher LLP
         200 Park Avenue
         New York, NY 10166
         Tel:     (212) 351-4000
         Fax:     (212) 351-4035

         and

         Lou Kling
         Eileen T. Nugent
         Skadden, Arps, Slate, Meagher & Flom LLP
         Four Times Square
         New York, NY 10036
         Tel:     (212) 735-2770
         Fax:     (917) 777-2770)

         if to the Company at or prior to Closing

         1345 Avenue of the Americas
         New York, N.Y.
         Attention: Stephen R. Lang
         Fax: (212) 339-5074

         (with copies to James C. Morphy,
         Sullivan & Cromwell, 125 Broad Street, New York,
         New York 10004 (Facsimile 212-558-3588) and
         Matthew G. Hurd, Sullivan & Cromwell,
         1870 Embarcadero Road, Palo Alto, California 94303
         (Facsimile: 650-461-5700).)

         if to the Company at or after Closing

         C/o MedPointe Capital Partners, L.L.C.
         51 JFK Parkway
         First Floor, West
         Short Hills, N.J. 07078
         Attention: Tony Wild
         fax: (973) 218-2704

         (with a copy to William E. Curbow, Simpson Thacher
         & Bartlett, 425 Lexington Avenue, New York, New
         York 10017  (Facsimile:  (212) 455-2502).)


or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Notice shall be deemed given on the date of actual delivery to the appropriate address. Delivery receipts and records issued by postal authorities and overnight air couriers shall be conclusive evidence of delivery dates for deliveries by such entities.

         12.8 Entire Agreement; NO OTHER REPRESENTATIONS. (a) This Agreement (including the Ancillary Agreements and any other exhibits hereto), the Disclosure Letter, the Confidentiality Agreements and any agreement between the Company and Buyer making specific reference to this Section 12.8 constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

         (b) EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES VI and VII IN THIS AGREEMENT, NEITHER THE COMPANY NOR THE BUYER MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS), AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTA-

TIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

         12.9 Severability. It is the intention of the parties that the provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforce-ability of the other provisions hereof. It is the intention of the parties that if any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         12.10 Assignment. (a) Subject to Section 9.3(b), this Agreement shall not be assignable by operation of law or otherwise and any assignment made in contravention of this Section shall be null and void.

         (b) From and after Closing, in the event Buyer or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets relating to the Business, in the case of Buyer, and relating to the business of the Company, in the case of the Company, to any Person, then, and in each case, proper provision shall be made so that such successors and assigns of Buyer or the Company, as the case may be, expressly agree to assume and honor the obligations of Buyer or the Company, as applicable, set forth in this Agreement. Notwithstanding anything herein to the contrary, Buyer may assign all or any portion of its rights, obligations or other interests under this Agreement to purchase one or more Transferred Subsidiaries to one or more Subsidiaries of Buyer, provided that Buyer shall remain obligated hereunder.

         12.11 No Third-Party Beneficiary Rights. Except with respect to Sections 9.1(e), 9.1(f), 9.1(h)(i), 9.1(i)(ii), (iii) and (v), 9.1(j), 9.3(b)
and 9.3(c), this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder or in connection herewith.

         12.12 Bulk Transfers. The Parties waive compliance with the requirements of the bulk sales laws of any jurisdiction in connection with the Transactions.

         12.13 Further Assurances. Following the date of this Agreement, and continuing during the period after the Closing, the Company and Buyer will use reasonable best efforts to identify Excluded Assets and Excluded Liabilities held by the Transferred Subsidiaries or by Buyer and its Affiliates and Purchased Assets and Assumed Liabilities held by the Company and its Affiliates. From time to time, whether at or after the Closing, (a) the Company will exe-cute and deliver such further instruments of conveyance, transfer and assignment and take such other action as Buyer may reasonably require to more effectively convey and transfer to Buyer any of the Purchased Assets as contemplated hereunder and to have the Company retain the Excluded Liabilities as contemplated hereunder, and (b) Buyer will execute and deliver such further instruments and take such other action as the Company may reasonably require to more effectively assume the Assumed Liabilities as contemplated hereunder.

         12.14 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed by their proper officers, duly authorized so to do all as of the date of this Agreement.

                                      ARMKEL, LLC


                                      By: Church & Dwight Co., Inc.

                                          By: /s/ Robert A. Davies, III
                                              ---------------------------------
                                              Name: Robert A. Davies, III
                                              Title: Chief Executive Officer

                                      By:  Kelso & Company, L.P.

                                           By: Kelso & Companies, Inc.
                                               its general partner

                                           By: /s/ James J. Connors, II
                                               --------------------------------
                                               Name:  James J. Connors, II
                                               Title: V.P. & General Counsel


                                      CARTER-WALLACE, INC.


                                      By: /s/ Ralph Levine
                                          -------------------------------------
                                          Name: Ralph Levine
                                          Title: Chairman and Chief Executive
                                                    Officer

                                                                       EXHIBIT A

                                  Bill of Sale

                                      A-94